Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

DMY TECHNOLOGY GROUP, INC. IV,

PHOTON MERGER SUB, INC.,

PHOTON MERGER SUB TWO, LLC,

and

PLANET LABS INC.

dated as of July 7, 2021

i

(continued)

(continued)

(continued)

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Page

Exhibits:

Exhibit A	Form of Post-Closing Certificate of Incorporation of Acquiror
Exhibit B	Form of Post-Closing Bylaws of Acquiror
Exhibit C	Form of Restated Company Certificate
Exhibit D-1	Form of Lock-Up Agreement A
Exhibit D-2	Form of Lock-Up Agreement B
Exhibit D-3	Form of Lock-Up Agreement C
Exhibit E	Form of Registration Rights Agreement

v

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of July 7, 2021 (this “Agreement”), is made and entered into by and among dMY Technology Group, Inc. IV, a Delaware corporation (“Acquiror”), Photon Merger Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Acquiror (“First Merger Sub”), Photon Merger Sub Two, LLC, a Delaware limited liability company and direct, wholly-owned Subsidiary of Acquiror (“Second Merger Sub”) and Planet Labs Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Acquiror is a blank check company incorporated as a Delaware corporation and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar Business Combination (as defined below) with one or more businesses;

WHEREAS, First Merger Sub is a newly created, direct, wholly owned Subsidiary of Acquiror incorporated for the purpose of effecting the First Merger;

WHEREAS, Second Merger Sub is a newly created, direct, wholly owned Subsidiary of Acquiror formed for the purpose of effecting the Second Merger;

WHEREAS, subject to the conditions set forth in this Agreement, at the Closing, Acquiror will become a public benefit corporation in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL and the Limited Liability Company Act of the State of Delaware (the “DLLCA”): (i) (A) First Merger Sub will merge with and into the Company (the “First Merger”), the separate corporate existence of First Merger Sub will cease and the Company will be the surviving corporation of the First Merger and a wholly owned Subsidiary of Acquiror (the Company, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”); and (B) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving entity of the Second Merger and continuing (immediately following the Second Merger) as a wholly-owned Subsidiary of Acquiror (Second Merger Sub, in its capacity as the surviving entity of the Second Merger, is sometimes referred to as the “Surviving Entity”); and (ii) Acquiror will change its name to a name reasonably determined by the Company, which such name shall include the word “Planet”;

WHEREAS, in connection with the Mergers, Acquiror shall adopt the amended and restated certificate of incorporation in the form set forth on Exhibit A (subject to obtaining the Acquiror Stockholder Approval (as defined below)) and the amended and restated bylaws in the form set forth on Exhibit B to provide, among other things: (i) that Acquiror will be a “public benefit corporation” (within the meaning of the DGCL); (ii) for an increase in the number of authorized shares of Acquiror Class A Common Stock and Acquiror Class B Common Stock; and (iii) that Acquiror Class B Common Stock, which will be held by the Company Founders, will have the same rights as Acquiror Class A Common Stock, but will carry twenty (20) votes per share, subject to the terms and conditions in such amended and restated certificate of incorporation of Acquiror;

WHEREAS, immediately prior to the Effective Time, all of the outstanding principal and accrued interest under the Company Notes (as defined below) and the Company Convertible Debt (as defined below) will be converted in accordance with their respective terms (the “Company Note Conversion”);

WHEREAS, at the Effective Time and following the Company Note Conversion, all shares of the Company’s Capital Stock (as defined below) and Company Awards will be converted into the right to receive (in the case of the Company Awards, subject to the terms and conditions of this Agreement) the Aggregate Merger Consideration as set forth in this Agreement; provided, that certain of the Company Warrants may remain outstanding in accordance with their terms;

WHEREAS, each of the parties intends that, for United States federal income tax purposes, the Mergers constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), to which each of Acquiror, and the Company are parties under Section 368(b) of the Code (the “Intended Tax Treatment”), and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g);

WHEREAS, the Board of Directors of the Company has approved this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, declared it advisable for the Company to enter into this Agreement and the other documents contemplated hereby and recommended the adoption of this Agreement by the Company’s stockholders;

WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Requisite Company Stockholders (as defined below) have each executed and delivered to Acquiror a Company Holders Support Agreement (as defined below) pursuant to which the Requisite Company Stockholders have agreed, among other things, to vote (whether pursuant to a duly convened meeting of the stockholders of the Company or pursuant to an action by written consent of the stockholders of the Company) in favor of the adoption and approval, promptly following the time at which the Registration Statement shall have been declared effective and delivered or otherwise made available to stockholders, of this Agreement, the amended and restated certificate of incorporation of the Company in the form attached hereto as Exhibit C (the “Restated Company Certificate”) and the other documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, the Board of Directors of Acquiror has (i) determined that it is advisable for Acquiror to enter into this Agreement and the documents contemplated hereby; (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby; and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby by the Acquiror Stockholders;

WHEREAS, Acquiror, as sole shareholder of First Merger Sub, has approved and adopted this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, Acquiror, as sole member of Second Merger Sub, has approved and adopted this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, in furtherance of the Mergers and in accordance with the terms hereof, Acquiror shall provide an opportunity to its stockholders to have their outstanding shares of Acquiror Common Stock redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Governing Documents (as defined below) in connection with obtaining the Acquiror Stockholder Approval (as defined below);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor has executed and delivered to the Company the Sponsor Support Agreement (as defined below) pursuant to which the Sponsor has agreed to, among other things, vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, on or prior to the date hereof, Acquiror entered into Subscription Agreements (as defined below) with PIPE Investors (as defined below) pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors agreed to purchase from Acquiror shares of Acquiror Common Stock for an aggregate purchase price equal to the Minimum PIPE Investment Amount (as defined below), such purchases to be consummated prior to or substantially concurrently with the Closing;

WHEREAS, at the Closing, Acquiror, the Sponsor and the directors and executive officers of the Sponsor shall enter into a Lock-Up Agreement (“Lock-Up Agreement A”) in the form attached hereto as Exhibit D-1, which shall be effective as of the Closing;

WHEREAS, at the Closing, Acquiror and the Company Founders shall enter into a Lock-Up Agreement (“Lock-Up Agreement B”) in the form attached hereto as Exhibit D-2, which shall be effective as of the Closing;

WHEREAS, at the Closing, Acquiror, the directors and executive officers of the Company and certain stockholders of the Company shall enter into a Lock-Up Agreement (“Lock-Up Agreement C”) in the form attached hereto as Exhibit D-3, which shall be effective as of the Closing; and

WHEREAS, at the Closing, Acquiror, the Sponsor, certain of the members of the Sponsor and certain former stockholders of the Company shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”) in the form attached hereto as Exhibit E (with such changes as may be agreed in writing by Acquiror and the Company), which shall be effective as of the Closing.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror, First Merger Sub, Second Merger Sub and the Company agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1. Definitions. As used herein, the following terms shall have the following meanings:

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror Certificate of Incorporation” means the amended and restated certificate of incorporation of Acquiror, dated March 4, 2021.

“Acquiror Class A Common Stock” means Class A common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Common Stock” means Class B common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Closing Cash Amount” means an amount equal to the sum of (a) the amount of cash available in the Trust Account as of the Closing after deducting the Acquiror Share Redemption Amount, plus (b) the PIPE Investment Amount, to the extent actually received by Acquiror, the Company or any of their respective Subsidiaries substantially concurrently with the Closing, in each case of clauses (a) and (b) prior to giving effect to the payment of any Acquiror Transaction Expenses or Company Transaction Expenses.

“Acquiror Common Share” means a share of Acquiror Common Stock.

“Acquiror Common Stock” means, collectively, Acquiror Class A Common Stock and Acquiror Class B Common Stock.

“Acquiror Common Warrant” means a warrant to purchase one (1) share of Acquiror Class A Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) per share that was included in the units sold as part of Acquiror’s initial public offering.

“Acquiror Cure Period” has the meaning specified in Section 10.1(g).

“Acquiror D&O Tail Policy” has the mean specified in Section 7.7(b).

“Acquiror Disclosure Letter” has the meaning specified in the introduction to Article V.

“Acquiror Financial Statements” has the meaning specified in Section 5.6(d).

“Acquiror Fundamental Representations” means: the representations and warranties made pursuant to the first and second sentences of Section 5.1 (Company Organization); the entirety of Section 5.2 (Due Authorization); the entirety of Section 5.3(i) (No Conflict); the first sentence of Section 5.8 (Trust Account); the entirety of Section 5.12 (Capitalization of Acquiror); and the entirety of Section 5.13 (Brokers’ Fees).

“Acquiror Indemnified Parties” has the meaning specified in Section 7.7(a).

“Acquiror Material Adverse Effect” means any event, state of facts, condition, change, development, circumstance, occurrence or effect (each, an “Effect,” and collectively, “Effects”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of Acquiror or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Acquiror or Merger Subs to consummate the Mergers; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an “Acquiror Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement; (b) any change in interest rates or economic, political, business or financial market conditions generally; (c) the taking of any action required by this Agreement; (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including COVID-19, or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement) or change in climate; (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions; (f) any decline in the market price or trading volume of the Acquiror Common Stock or any change in the credit rating of Acquiror or any of its securities (provided that clause (f) shall not prevent a determination that any Effect not otherwise excluded from this definition of Acquiror Material Adverse Effect underlying such decline or change has resulted in an Acquiror Material Adverse Effect), (g) any Effects generally applicable to the industries or markets in which Acquiror operates; (h) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of Acquiror and any litigation by or on behalf of Acquiror Stockholders (it being understood that this clause (h) shall be disregarded for purposes of the representation and warranty set forth in Section 5.3 and the condition to Closing with respect thereto); (i) any matters expressly set forth on the Acquiror Disclosure Letter to the extent that the adverse Effect of such matter is reasonably apparent; (j) any Effects to the extent actually known by those individuals set forth on Section 1.3 of the Company Disclosure Letter on or prior to the date hereof; or (k) the Warrant Accounting Issue or any actions taken or actions omitted to be taken in connection therewith, or (l) any action taken by, or at the request of, the Company; provided, further, that any Effect referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if an Acquiror Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of Acquiror relative to other special purpose acquisition companies, but only to the extent of the incremental disproportionate effect on the Acquiror relative to special purpose acquisition companies.

“Acquiror Option” has the meaning specified in Section 3.4(a).

“Acquiror PIPE Expenses” means any expenses, fees or costs incurred in connection with the PIPE Investment (including the success fees payable to the placement agents of the PIPE Investment pursuant to the applicable engagement letters).

“Acquiror Private Placement Warrant” means a warrant to purchase one (1) share of Acquiror Class A Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) issued to the Sponsor.

“Acquiror Restricted Stock Award” has the meaning specified in Section 3.4(d).

“Acquiror SEC Filings” has the meaning specified in Section 5.5.

“Acquiror Securities” has the meaning specified in Section 5.12(a).

“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with Acquiror’s Governing Documents) holder of Acquiror Class A Common Stock to redeem all or a portion of the shares of Acquiror Class A Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Acquiror’s Governing Documents) in connection with the Transaction Proposals.

“Acquiror Share Redemption Amount” means the aggregate amount payable with respect to all Acquiror Share Redemptions.

“Acquiror Stockholder Approval” means the approval, as determined in accordance with the Acquiror’s Governing Documents, the DGCL and the rules of the NYSE, as applicable, of (1) the Transaction Proposal identified in clause (A) of Section 8.2(b) by the affirmative vote of the holders of (i) at least a majority of the outstanding shares of Acquiror Class B Common Stock, and (ii) at least a majority of the outstanding Acquiror Common Stock entitled to vote thereon, voting as a single class, at a stockholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose, (2) those Transaction Proposals identified in clauses (B), (C), (D) and, if necessary, (G), of Section 8.2(b), in each case, by an affirmative vote of a majority of the votes cast by the holders of Acquiror Common Stock present in person (or virtually) or represented by proxy and entitled to vote thereon, and (3), the Transaction Proposal identified in clause (E) of Section 8.2(b) by the applicable requisite votes, in each case, at a stockholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose. The vote at the Acquiror Stockholders’ Meeting on any other matter than those described in the first sentence of this definition, including a vote on any separate or unbundled advisory proposals, shall not affect whether the Acquiror Stockholder Approval shall have been obtained.

“Acquiror Stockholders” means the stockholders of Acquiror as of immediately prior to the Effective Time.

“Acquiror Stockholders’ Meeting” has the meaning specified in Section 8.2(b).

“Acquiror Transaction Expenses” means the out-of-pocket fees and expenses paid or payable by Acquiror as a result of or in connection with its initial public offering, its operations or the negotiation, documentation and consummation of the transactions contemplated hereby, including: (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators in connection with Acquiror’s initial public offering, attorneys, accountants and other advisors and service providers; (ii) 50% of all fees and expenses incurred in connection with making the HSR Filing (as defined below) under Section 8.1 (other than the Company PIPE Expenses) or in connection with filing and printing the Proxy Statement/Registration Statement under Section 8.2; (iii) any fees, expenses and costs payable by Acquiror in connection with making any filings under Section 8.1 other than the HSR Filing; (iv) any Acquiror PIPE Expenses; (v) obtaining approval of the NYSE under Section 7.3 and obtaining the Acquiror Stockholder Approval; (vi) obligations of Acquiror or Merger Subs under any Working Capital Loans; (vii) any deferred underwriting commissions and other fees and expenses relating to Acquiror’s initial public offering or operations; and (viii) contingent upon the Closing, any costs of the Acquiror D&O Tail Policy (as defined below) contemplated under Section 7.7(b).

“Acquiror Warrants” means the Acquiror Common Warrants and the Acquiror Private Placement Warrants.

“Acquisition Proposal” means, with respect to the Company and its Subsidiaries, other than the transactions contemplated hereby and other than the acquisition or disposition of inventory, equipment or other tangible personal property in the ordinary course of business, any offer or proposal relating to, in a single transaction or series of related transactions: (i) any acquisition or purchase, direct or indirect, of: (A) a portion of the business of the Company and its Subsidiaries that comprises 15% or more of their combined net revenues or net income; (B) 15% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Board of Directors of the Company); or (C) 15% or more of the equity or voting securities on a fully diluted basis of (1) the Company or (2) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries, including, for the avoidance of doubt, a bona fide equity or convertible equity financing; (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of (A) the Company or (B) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries; or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the sale or disposition of (A) the Company or (B) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries; or (iv) any initial public offering or direct listing of any equity securities of the Company or any of its Subsidiaries on any stock exchange.

“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliate Agreements” has the meaning specified in Section 4.12(a)(vi).

“Aggregate Fully Diluted Company Common Shares” means, without duplication, (i) the aggregate number of shares of Company Common Stock that are (A) issued and outstanding immediately prior to the Effective Time (but excluding shares subject to an Unvested Company Restricted Stock Award, except to the extent subject to vesting only upon the occurrence of the Effective Time); (B) issuable upon, or subject to, the exercise or settlement of Company Options, Company Restricted Stock Unit Awards, the Company Notes, the Company Convertible Debt or Company Warrants that are outstanding immediately prior to the Effective Time (in each case of Company Options and Company Restricted Stock Unit Awards, excluding any that are unvested as of immediately prior to the Effective Time, except to the extent subject to vesting only upon the occurrence of the Effective Time), with the number of shares of Company Common Stock issuable to be calculated on an as-converted basis assuming the consummation of the Mergers; and (C) issuable upon the optional conversion pursuant to Article IV, Section C.5 (a) of the Company Charter of all Company Preferred Stock that are outstanding immediately prior to the Effective Time, with the number of shares of Company Common Stock issuable to be calculated on an as-converted basis assuming consummation of the Mergers, minus (ii) the Treasury Shares outstanding immediately prior to the Effective Time, minus (iii) a number of shares equal to the aggregate exercise price of the Company Options that are outstanding immediately prior to the Effective Time (excluding any that are unvested as of immediately prior to the Effective Time, except to the extent subject to vesting only upon the occurrence of the Effective Time) divided by the Per Share Merger Consideration; provided, that any Company Option with an exercise price equal to or greater than the Per Share Merger Consideration shall not be counted for purposes of determining the number of Aggregate Fully Diluted Company Common Shares.

“Aggregate Merger Consideration” means a number of Acquiror Common Shares equal to the quotient obtained by dividing (a) the Closing Date Purchase Price, by (b) $10.00.

“Aggregate Share Consideration” means a number of shares (rounded to the nearest whole share) of Acquiror Common Shares equal to (i) the Aggregate Merger Consideration divided by (ii) $10.00.

“Agreement” has the meaning specified in the Preamble hereto.

“Agreement Deadline” has the meaning specified in Section 10.1(e).

“Ancillary Agreements” has the meaning specified in Section 11.10.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Anti-Money Laundering Laws” means applicable Laws related to money laundering, including the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended (also known as the Bank Secrecy Act), the U.S. Money Laundering Control Act of 1986, as amended, the U.K. Proceeds of Crime Act 2002, and any other applicable Law related to money laundering of any jurisdictions in which the Company conducts business, including any anti-racketeering Laws involving money laundering or bribery as a racketeering act.

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether the United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or challenging the transactions contemplated hereby.

“Business Combination” has the meaning specified in Article 1.1 of Acquiror’s Governing Documents as in effect on the date hereof.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the transactions contemplated hereby) relating to a Business Combination.

“Business Day” means a day other than a Saturday, Sunday or another day on which commercial banks in New York, New York are authorized or required by Law to close.

“CCC” has the meaning specified in Section 3.6.

“Change of Control” means any transaction or series of transactions (A) the result of which is that a Person or “group” (within the meaning of Section 13(d) of the Exchange Act) of Persons (other than the Company Founders, Acquiror, the Surviving Entity or any of their respective Subsidiaries), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of or economic rights or interests in the then-outstanding equity securities of Acquiror, (B) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (1) the members of the Board of Directors of Acquiror immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the Board of Directors of the company surviving the combination or (2) the voting securities of Acquiror immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Person resulting from such combination, or (C) the result of which is (i) a sale of all or substantially all of the assets of Acquiror (as appearing in its most recent balance sheet), or assets of Acquiror generating all or substantially all of the gross revenues or net income (as appearing in its most recent income statement), to any Person or (ii) that shares of Acquiror Class A Common Stock are delisted from the principal securities exchange or securities market on which such shares of Acquiror Class A Common Stock are then traded prior to the consummation of such transaction(s).

“Closing” has the meaning specified in Section 2.3(a).

“Closing Date” has the meaning specified in Section 2.3(a).

“Closing Date Purchase Price” means $2,135,000,000.

“Closing Price” means, for each Trading Day, the last sale price of shares of Acquiror Class A Common Stock reported by Bloomberg (or if not available, by another authoritative source).

“Code” has the meaning specified in the Recitals hereto.

“Company” has the meaning specified in the Preamble hereto.

“Company Award” shall mean a Company Option, a Company Restricted Stock Unit Award or an Unvested Company Restricted Stock Award.

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Capital Stock” means the shares of the Company Common Stock and the Company Preferred Stock.

“Company Charter” means the Company amended and restated certificate of incorporation, dated as of April 27, 2017 (as it may be subsequently amended, supplemented or amended and restated).

“Company Class A Common Stock” has the meaning specified in Section 4.6(a).

“Company Class B Common Stock” has the meaning specified in Section 4.6(a).

“Company Common Stock” means, collectively, Company Class A Common Stock and Company Class B Common Stock.

“Company Convertible Debt” means that certain Loan and Security Agreement and that certain Supplement to Loan and Security Agreement, each dated as of May 3, 2017, by and among the Company, PL Foreign Holdco, Inc., Venture Lending & Leasing VII, Inc., and Venture Lending & Leasing VIII, Inc., as amended by that certain Amendment No. 1 to Loan Documents, dated as of June 21, 2019.

“Company Cure Period” has the meaning specified in Section 10.1(f).

“Company Disclosure Letter” has the meaning specified in the introduction to Article IV.

“Company D&O Tail Policy” has the mean specified in Section 7.7(b).

“Company Founders” means William Marshall and Robert Schingler Jr., co-founders of the Company.

“Company Fundamental Representations” means: the representations and warranties made pursuant to the first and second sentences of Section 4.1 (Company Organization); the first and second sentences of Section 4.2 (Subsidiaries); the entirety of Section 4.3 (Due Authorization); the entirety of Section 4.4(i) (No Conflict); the entirety of Section 4.6 (Capitalization of the Company); the entirety of Section 4.7 (Capitalization of Subsidiaries); and the entirety of Section 4.16 (Brokers’ Fees).

“Company Holders Support Agreement” means that certain Support Agreement, dated as of the date of this Agreement, by and among each of the Requisite Company Stockholders, Acquiror and the Company, as amended or modified from time to time.

“Company Incentive Plans” means the Planet Labs Inc. Amended and Restated 2011 Stock Incentive Plan and the Cosmogia Inc. 2011 Stock Incentive Plan, in each case, as amended from time to time.

“Company Indemnified Parties” has the meaning specified in Section 7.7(a).

“Company IP” or “Company Intellectual Property” means any and all Intellectual Property owned (or purported to be owned), in whole or in part, by the Company or any of its Subsidiaries and includes the Company Software and the Company Registered Intellectual Property.

“Company IT Systems” means any and all IT Systems that are owned, leased, controlled, or licensed by the Company or its Subsidiaries and used in the operation of their businesses.

“Company Material Adverse Effect” means any Effect that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Company to consummate the Mergers; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement; (b) any change in interest rates or economic, political, business or financial market conditions generally; (c) the taking of any action required by this Agreement; (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including COVID-19, or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement) or change in climate; (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions; (f) any failure of the Company to meet any projections or forecasts (provided that clause (f) shall not prevent a determination that any Effect not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect); (g) any Effects generally applicable to the industries or markets in which the Company and its Subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers); (h) any launch failure, crash, launch or flight delay, launch or flight cancellation, inflight accident or malfunction or similar operational Effects, in each case, involving any satellite owned by the Company, provided that such event may be taken into account to determine whether a Company Material Adverse Effect has occurred if it materially and adversely impacts the long-term ability of the Company’s satellite fleet to provide data or service to the Company’s customers; (i) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries and any litigation by or on behalf of the Company’s stockholders (it being understood that this clause (i) shall be disregarded for purposes of the representation and warranty set forth in Section 4.4 and the condition to Closing with respect thereto); (j) any matter expressly set forth on the Company Disclosure Letter to the extent that the adverse Effect of such matter is reasonably apparent; (k) any Effects to the extent actually known by those individuals set forth on Section 1.3 of the Acquiror Disclosure Letter on or prior to the date hereof; or (l) any action taken by, or at the request of, Acquiror or Merger Subs; provided, further, that any Effects referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, relative to companies in the industry in which the Company and its Subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

“Company Note Agreement” means that certain Convertible Note and Warrant Purchase Agreement, dated March 13, 2020, by and between the Company and the Purchasers (as defined therein).

“Company Notes” means the convertible promissory notes issued by the Company pursuant to the Company Note Agreement, as amended by Amendment No.1 to Convertible Promissory Notes, dated as of July 7, 2021.

“Company Option” means an option to purchase shares of Company Common Stock granted under any of the Company Incentive Plans.

“Company PIPE Expenses” means (i) any reimbursements of reasonable out-of-pocket expenses payable to any PIPE placement agent pursuant to an engagement letter entered into in connection with the PIPE investment and provided to the Company prior to the date hereof (including any reimbursable legal fees incurred by any PIPE placement agent in connection with the PIPE investment, subject in each case to any cap on fees set forth in such engagement letter as provided to the Company prior to the date hereof) and (ii) any expenses or costs incurred by Acquiror, any Merger Sub, the Company or any of its Subsidiaries in connection with any filing with any Antitrust Authority relating to the PIPE Investment.

“Company Preferred Stock” has the meaning specified in Section 4.6(a).

“Company Registered Intellectual Property” has the meaning specified in Section 4.21(a).

“Company Restricted Stock Award” means an award of shares of Company Common Stock granted or acquired under any of the Company Incentive Plans that are subject to vesting and/or a right of repurchase (including, without limitation, any such shares acquired upon early exercise of a Company Option).

“Company Restricted Stock Unit Award” means an award of restricted stock units covering Company Common Stock granted under any of the Company Incentive Plans.

“Company Software” means any and all Software owned (or purported to be owned), in whole or in part, by the Company or any of its Subsidiaries, including to the extent owned (or purported to be owned) by the Company or any of its Subsidiaries, the “Planet Platform”.

“Company Stockholder Approval” means (i) the adoption and approval of the Restated Company Certificate and (ii) the approval of this Agreement and the transactions contemplated hereby, including the Mergers and the transactions contemplated thereby by the (a) affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Company Capital Stock voting as a single class; (b) the affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Company Preferred Stock, voting as a single class and on an as-converted basis; and (c) the affirmative vote or written consent of the holders of at least a majority of the outstanding shares of Series D Preferred Stock on an as-converted basis, which such majority shall include Google Inc., in each case, pursuant to the terms and subject to the conditions of the Company’s Governing Documents and applicable Law.

“Company Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by the Company or any of its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby: (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers; (ii) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by the Company or any of its Subsidiaries to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer, or director of the Company or any of its Subsidiaries solely as a result of the transactions contemplated hereby (and not tied to any subsequent event or condition, such as a termination of employment), including the employer portion of payroll Taxes arising therefrom; (iii) any fees, expenses and costs payable by the Company or any of its Subsidiaries in connection with making any filings under Section 8.1 other than the HSR Filing (if any); (iv) Transfer Taxes (if any); (v) amounts owing or that may become owed, payable or otherwise due, directly or indirectly, by the Company or any of its Subsidiaries to any Affiliate of the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated hereby, including fees, costs and expenses related to the termination of any Affiliate Agreement; (vi) 50% of all fees and expenses incurred in connection with making the HSR Filing under Section 8.1 or in connection with filing and printing the Proxy Statement/Registration Statement under Section 8.2; (vii) any Company PIPE Expenses; and (viii) contingent upon the Closing, any costs of the “Company D&O Tail Policy” (as defined below) contemplated under Section 7.7(b).

“Company Warrants” means the warrants of the Company to purchase capital stock of the Company.

“Confidentiality Agreement” has the meaning specified in Section 11.10.

“Contingent Consideration” has the meaning specified in Section 3.3(a)(iv).

“Contingent Milestones” has the meaning specified in Section 3.3(a)(iv).

“Contracts” means any legally binding contracts, agreements, licenses, subcontracts, Licenses, leases, and purchase orders.

“Copyleft License” means any license that requires, as a condition of use, modification and/or distribution of Software subject to such license, that such Software subject to such license, or other Software incorporated into, derived from, linked in or to, or used or distributed with such Software subject to such license (i) in the case of Software, be made available or distributed in source code form; (ii) be licensed for the purpose of preparing derivative works; (iii) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law); or (iv) be redistributable at no license fee. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, and all Creative Commons “sharealike” licenses.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“D&O Indemnified Parties” has the meaning specified in Section 7.7(a).

“DGCL” has the meaning specified in the Recitals hereto.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“Dissenting Shares” has the meaning specified in Section 3.6.

“dMY Group” has the meaning specified in Section 11.18(a).

“Dollars” or “$” means lawful money of the United States.

“Effective Time” has the meaning specified in Section 2.3(b).

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, the environment, natural resources, endangered or threatened species, or protection of human health (to the extent human health relates to exposure to Hazardous Materials).

“ERISA” has the meaning specified in Section 4.13(a).

“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ESPP” has the meaning specified in Section 7.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.2(a).

“Exchange Ratio” means the quotient obtained by dividing (a) the number of shares constituting the Aggregate Merger Consideration, by (b) the number of Aggregate Fully Diluted Company Common Shares.

“Export Approvals” has the meaning specified in Section 4.26(a).

“FCC” means the Federal Communications Commission.

“FCC or NOAA Licenses” means the Licenses issued to the Company or any of the Company’s Subsidiaries by the FCC or NOAA.

“Federal Acquisition Regulation” means the U.S. Federal Acquisition Regulations.

“Financial Statements” has the meaning specified in Section 4.8(a).

“First Merger” has the meaning specified in the Recitals hereto.

“First Merger Certificate” has the meaning specified in Section 2.1.

“First Merger Sub” has the meaning specified in the Preamble hereto.

“First Merger Sub Capital Stock” means the shares of the common stock, par value $0.0001 per share, of First Merger Sub.

“First Milestone” has the meaning specified in Section 3.3(a)(i).

“First Milestone Contingent Consideration” has the meaning specified in Section 3.3(a)(i).

“Fourth Milestone” has the meaning specified in Section 3.3(a)(iv).

“Fourth Milestone Contingent Consideration” has the meaning specified in Section 3.3(a)(iv).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal or supra-national bodies such as the International Telecommunications Union.

“Governmental Authorization” has the meaning specified in Section 4.5.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any (i) pollutant, contaminant, chemical; (ii) industrial, solid, liquid, gaseous, toxic or hazardous substance, material or waste; (iii) petroleum or any fraction or product thereof; (iv) asbestos or asbestos-containing material; (v) polychlorinated biphenyl; (vi) chlorofluorocarbons; and (vii) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Equity Plan” has the meaning specified in Section 7.1.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise (together with accrued and unpaid interest thereon and any prepayment premium or other penalties and any fees, costs, and expenses thereunder due upon repayment thereof), in respect of (i) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals or cost associated with prepaying any such indebtedness solely to the extent such indebtedness is prepaid; (ii) the principal and interest components of capitalized lease obligations under GAAP; (iii) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn); (iv) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes, debt securities, loans, credit agreements and similar instruments; (v) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed; (vi) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby); (vii) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes”; (viii) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (i) through (viii), and (ix) all Indebtedness of another Person referred to in clauses (i) through (viii) above guaranteed directly or indirectly, jointly or severally.

“Insiders Letter Agreement” means the Letter Agreement among Acquiror, dMY Sponsor IV, LLC and each of the executive officers and directors of Acquiror, dated as of March 4, 2021.

“Intellectual Property” means all intellectual property rights and similar rights of every kind and description in any jurisdiction throughout the world, including the following: (i) patents, patent applications, including all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, provisionals, and extensions thereof (collectively, “Patents”); (ii) registered and unregistered trademarks, logos, service marks, trade dress and trade names, social media identifiers and accounts, brand names, slogans, corporate names and pending applications therefor, and all other similar designations of source or origin, together with all goodwill symbolized by or associated with any of the foregoing (collectively, “Marks”); (iii) registered and unregistered copyrights, mask work rights, design rights and applications for registration of copyright, including such rights in Software, and other works of authorship; (iv) trade secrets, know-how, inventions, processes, procedures, algorithms, source code, databases, data and data collections, customer lists, supplier lists, business plans, formulae, discoveries, methods, techniques, ideas, designs, models, concepts, creations, confidential business information and other proprietary information; (v) internet domain name registrations; and (vi) applications, registrations, issuances, renewals, extensions or equivalents or counterparts of any of the foregoing in any jurisdiction.

“Intended Tax Treatment” has the meaning specified in the Recitals hereto.

“Interim Period” has the meaning specified in Section 6.1.

“International Trade Laws” means (i) all applicable Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of Software, information, data, goods, and technology, that are imposed, administered, or enforced by the U.S. government, including but not limited to the Export Administration Regulations (codified at 15 CFR Parts 730-744); any Laws under the authority of or administered by the United States Department of Commerce’s Bureau of Industry and Security (codified at 15 CFR Parts 700-799); the International Traffic in Arms Regulations (codified at 22 CFR Part 120 et seq.); any Laws under the authority of or administered by the United States Department of State’s Directorate of Defense Trade Controls (codified at 22 CFR Parts 103, 120-130); customs and import Laws administered by United States Customs and Border Protection, (codified at 19 CFR Parts 1-199); the Arms Export Control Act (codified at 22 USC 2778 et seq.); Laws under the authority of or administered by the United States Department of the Treasury’s Office of Foreign Asset Controls (codified at 31 CFR Parts 500-599); any other export or import controls administered by an agency of the United States government; the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury; and (ii) other Laws imposed, administered or enforced by Governmental Authorities of other countries relating to the same subject matter as the United States Laws described above, except to the extent inconsistent with U.S. Law.

“Intervening Event” means any Effect that (i) was not known to or reasonably foreseeable by the Board of Directors of Acquiror as of the date of this Agreement and (ii) does not relate to (A) any Business Combination or (B) clearance of the Mergers by any Governmental Authority, including with respect to the actions taken pursuant to or required to be taken pursuant to Section 8.1; provided, however, that (1) any change in the price or trading volume of Acquiror Common Shares shall not be taken into account for purposes of determining whether an Intervening Event has occurred and (2) the Company or any if its Subsidiaries meeting, failing to meet or exceeding projections (in and of itself, but without preventing a determination of an Intervening Event as to the Events underlying such change) shall not be taken into account for purposes of determining whether an Intervening Event has occurred.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO Prospectus” has the meaning specified in Section 11.1.

“IRS” means Internal Revenue Service.

“IT Systems” means any and all information technology systems, hardware, networks, infrastructure, servers, computers, workstations, routers, hubs, switches, data communications systems, equipment and lines, sensors, cameras, interfaces, platforms, databases, websites and all other information technology, visual and communications equipment and assets and any Software in any of the foregoing, including any of the foregoing that are used (or held for use) pursuant to outsourced or cloud computing arrangements.

“JOBS Act” has the meaning specified in Section 5.6(a).

“Latham” has the meaning specified in Section 11.18(b).

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries.

“Legal Proceedings” has the meaning specified in Section 4.10.

“Letter of Transmittal” has the meaning specified in Section 3.2(b).

“Licenses” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, adverse claims, options, licenses, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.

“Merger Subs” means, collectively, First Merger Sub and Second Merger Sub.

“Mergers” has the meaning specified in the Recitals hereto.

“Minimum PIPE Investment Amount” has the meaning specified in Section 5.12(e).

“Modification in Recommendation” has the meaning specified in Section 8.2(b).

“Multiemployer Plan” has the meaning specified in Section 4.13(c).

“NOAA” means the National Oceanic and Atmospheric Administration.

“NYSE” has the meaning specified in Section 5.6(c).

“Offer Documents” has the meaning specified in Section 8.2(a)(i).

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License.

“Open Source Licenses” shall include Copyleft Licenses.

“Open Source Materials” means any Software subject to an Open Source License.

“PCAOB Financial Statements” has the meaning specified in Section 6.3(a).

“Per Share Merger Consideration” means the product obtained by multiplying (i) the Exchange Ratio by (ii) $10.00.

“Per Share Contingent Consideration” means a number of shares of Acquiror Common Stock equal to: (a) the applicable Contingent Consideration divided by (b) the Aggregate Fully Diluted Company Common Shares; provided, that solely for the purpose of the definition of “Per Share Contingent Consideration”, the term “Aggregate Fully Diluted Company Common Shares” shall (i) include shares of Company Common Stock underlying both Vested Company Options and unvested Company Options, both Vested Company Restricted Stock Unit Awards and Unvested Company Restricted Stock Unit Awards and both vested Company Restricted Stock Awards and Unvested Company Restricted Stock Awards, in each case that are outstanding immediately prior to the Effective Time and (ii) disregard clause (iii) of the definition of “Aggregate Fully Diluted Company Common Shares.”

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP; (ii) Liens for Taxes (A) not yet due and payable or (B) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP; (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, in the aggregate, materially impair the value or materially interfere with the present use of the Leased Real Property; (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien on the lessor’s interest therein, and (B) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part; (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, in the aggregate, materially interfere with the current use of, or materially impair the value of, the Leased Real Property and which are not violated in any material respect; (vi) non-exclusive licenses of Company Intellectual Property granted to customers or distributors entered into in the ordinary course of business consistent with past practice; (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable; (viii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security; (ix) reversionary rights in favor of landlords under any Real Property Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries; and (x) any real property Liens that do not, individually or in the aggregate, result in a Company Material Adverse Effect.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“PIPE Investment” means the purchase of shares of Acquiror Class A Common Stock pursuant to the Subscription Agreements.

“PIPE Investment Amount” means the aggregate gross purchase price received by Acquiror prior to or substantially concurrently with Closing for the shares in the PIPE Investment.

“PIPE Investors” means those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements.

“Planet Labs Group” has the meaning specified in Section 11.18(b).

“Prospectus” has the meaning specified in Section 8.2(a)(i).

“Proxy Statement” has the meaning specified in Section 8.2(a)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 8.2(a)(i).

“Q1 Financial Statements” has the meaning specified in Section 4.8(a).

“Real Property Leases” has the meaning specified in Section 4.20(a)(ii).

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 8.2(a)(i).

“Requisite Company Stockholders” means the holders of Company Capital Stock set forth on Section 8.2(c) of the Company Disclosure Letter.

“Sale Price” means the price per share of Acquiror Class A Common Stock paid or payable to the holders thereof upon the occurrence of a Change of Control. If and to the extent the price paid per share includes any escrows, holdbacks, deferred purchase price, earnouts or other contingent consideration, the Board of Directors of Acquiror shall determine the price paid per share of Acquiror Class A Common Stock in such Change of Control in good faith, including the affirmative vote of the director appointed by Sponsor pursuant to Section 7.6 if he is then on the Board of Directors of Acquiror. If and to the extent such price is payable in whole or in part in the form of consideration other than cash, the price for such non-cash consideration shall be (a) equal to the total value attributed to such non-cash consideration as determined in the transaction documents entered into in connection with such Change of Control, or (b) if no such transaction documents exist or no method for determining such value is contemplated therein, (i) with respect to any securities, (A) the average of the closing prices of the sales of such securities on the principal securities exchange on which such securities are then listed, averaged over a period of 20 Trading Days preceding the date of the consummation of such Change of Control, or (B) if the information contemplated by the preceding clause (A) is not practically available, then the fair market value of such securities as of the date of valuation as determined in accordance with the succeeding clause (ii), and (ii) with respect to any other non-cash assets, the fair market value thereof as of the date of valuation, as determined by an independent, nationally recognized investment banking firm mutually selected by the Company and the Sponsor and engaged at the cost of the Company, on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length transaction without giving effect to any minority or liquidity discount.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (i) any Person that is identified in any Sanctions-Law-related list of designated Persons maintained by (a) the United States Department of the Treasury’s Office of Foreign Assets Control or the United States Department of State; (b) Her Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; or (d) the European Union or any European Union member state; (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; or (iii) any Person directly or indirectly, owned 50-percent or more by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.

“Sanctions Laws” means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States including but not limited to the Department of the Treasury’s Office of Foreign Assets Control and the Department of State; (ii) the European Union and its member states; (iii) the United Nations Security Council; (iv) Her Majesty’s Treasury of the United Kingdom; or (v) any other relevant sanctions authority.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Second Effective Time” has the meaning specified in Section 2.3.

“Second Merger” has the meaning specified in the Recitals.

“Second Merger Certificate” has the meaning specified in Section 2.1.

“Second Merger Sub” has the meaning specified in the Preamble hereto.

“Second Merger Sub Units” has the meaning specified in Section 3.1.

“Second Milestone” has the meaning specified in Section 3.3(a)(ii).

“Second Milestone Contingent Consideration” has the meaning specified in Section 3.3(a)(ii).

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Stock” has the meaning specified in Section 4.6(a).

“Series B Preferred Stock” has the meaning specified in Section 4.6(a).

“Series C Preferred Stock” has the meaning specified in Section 4.6(a).

“Series C’ Preferred Stock” has the meaning specified in Section 4.6(a).

“Series D Preferred Stock” has the meaning specified in Section 4.6(a).

“Software” means any and all (a) computer programs, including any and all algorithms, models and methodologies, whether in source code, object code, human readable form or other form, including compilers, middleware, tools, firmware, operating systems, platforms, interfaces, APIs, architecture, and modules, and (b) and all documentation including developer notes, instructions, comments, annotations, user manuals and other training documentation relating to any of the foregoing.

“Sponsor” means dMY Sponsor IV, LLC, a Delaware limited liability company.

“Sponsor Support Agreement” means that certain Support Agreement, dated as of the date of this Agreement, by and among the Sponsor, Acquiror and the Company, as amended or modified from time to time.

“Subscription Agreements” means the subscription agreements pursuant to which the PIPE Investment will be consummated.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Surviving Corporation” has the meaning specified in the Recitals hereto.

“Surviving Entity” has the meaning specified in the Recitals hereto.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, escheat, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, employment, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative, add-on minimum, or estimated taxes, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), including any interest, penalty, deficiency assessments, or addition thereto.

“Terminating Acquiror Breach” has the meaning specified in Section 10.1(g).

“Terminating Company Breach” has the meaning specified in Section 10.1(f).

“Third Milestone” has the meaning specified in Section 3.3(a)(iii).

“Third Milestone Contingent Consideration” has the meaning specified in Section 3.3(a)(iii).

“Title IV Plan” has the meaning specified in Section 4.13(c).

“Top Channel Partners” has the meaning specified in Section 4.28(a).

“Top Customers” has the meaning specified in Section 4.28(a).

“Top Suppliers” has the meaning specified in Section 4.28(a).

“Trading Day” means any day on which shares of Acquiror Class A Common Stock are actually traded on the principal securities exchange or securities market on which shares of Class A Common Stock are then traded.

“Transaction Proposals” has the meaning specified in Section 8.2(b).

“Transfer Taxes” has the meaning specified in Section 8.3.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Treasury Share” has the meaning specified in Section 3.1(a)

“Trust Account” has the meaning specified in Section 11.1.

“Trust Agreement” has the meaning specified in Section 5.8.

“Trustee” has the meaning specified in Section 5.8.

“Unpaid Transaction Expenses” has the meaning specified in Section 2.4(c).

“Unvested Company Restricted Stock Award” means each Company Restricted Stock Award that is outstanding and unvested as of immediately prior to the Effective Time (after giving effect to any vesting that may occur in connection with the Mergers).

“Unvested Company Restricted Stock Unit Award” means each Company Restricted Stock Unit Award that is outstanding and unvested as of immediately prior to the Effective Time (after giving effect to any vesting that may occur in connection with the Mergers).

“Vested Company Option” means each Company Option that is outstanding and vested as of immediately prior to the Effective Time (after giving effect to any vesting that may occur in connection with the Mergers).

“Vested Company Restricted Stock Unit Award” means each Company Restricted Stock Unit Award that is outstanding and vested as of immediately prior to the Effective Time (after giving effect to any vesting that may occur in connection with the Mergers).

“W&C” has the meaning specified in Section 11.18(a).

“Warrant Accounting Issue” means the fact that, pursuant to applicable Laws or requirements of the SEC in effect or announced as of the date of this Agreement, Acquiror may have improperly accounted for its outstanding warrants as equity instruments and may be required to restate its previously filed financial statements to reflect the classification of its outstanding warrants as liabilities for accounting purposes (together with any deficiencies in disclosure (including, without limitation, with respect to internal control over financial reporting or disclosure controls and procedures)) arising from the treatment of such warrants of Acquiror as equity rather than liabilities.

“Warrant Agreement” means the Warrant Agreement, dated as of March 4, 2021, between Acquiror and Continental Stock Transfer & Trust Company.

“Warrant Liabilities” has the meaning specified in Section 5.5.

“Working Capital Loans” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor, or any of Acquiror’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.

“Written Consent” has the meaning specified in Section 8.2(c).

Section 1.2. Construction.

(a) Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation”; and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) The term “actual fraud” means, with respect to a party to this Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV or ARTICLE V (as applicable); provided, that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Section 1.3 of the Company Disclosure Letter (in the case of the Company) or Section 1.3 of the Acquiror Disclosure Letter (in the case of Acquiror) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to, in the case of the Company, Article IV as qualified by the Company Disclosure Letter, or, in the case of Acquiror, ARTICLE V as qualified by the Acquiror Disclosure Letter, were actually breached when made, with the express intention that the other party to this Agreement rely thereon to its detriment.

Section 1.3. Knowledge. As used herein: (i) the phrase “to the knowledge” of the Company shall mean the knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter; and (ii) the phrase “to the knowledge” of Acquiror shall mean the knowledge of the individuals identified on Section 1.3 of the Acquiror Disclosure Letter, in each case, as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

ARTICLE II

THE MERGERS; CLOSING

Section 2.1. The Mergers.

(a) At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement, Acquiror, First Merger Sub and the Company (First Merger Sub and the Company sometimes being referred to herein as the “First Merger Constituent Corporations”) shall cause First Merger Sub to be merged with and into the Company, with the Company being the Surviving Corporation in the First Merger. The First Merger shall be consummated in accordance with this Agreement and shall be evidenced by a certificate of merger with respect to the First Merger (as so filed, the “First Merger Certificate”), executed by the First Merger Constituent Corporations in accordance with the relevant provisions of the DGCL, such First Merger to be effective as of the Effective Time (provided that references to the Company for periods after the Effective Time until the Second Effective Time shall include the Surviving Corporation).

(b) At the Second Effective Time, upon the terms and subject to the conditions set forth in this Agreement, Acquiror, Second Merger Sub and the Surviving Corporation (Second Merger Sub and the Surviving Corporation sometimes being referred to herein as the “Second Merger Constituent Companies”) shall cause the Surviving Corporation to be merged with and into Second Merger Sub, with Second Merger Sub being the Surviving Entity in the Second Merger. The Second Merger shall be consummated in accordance with this Agreement and shall be evidenced by a certificate of merger with respect to the Second Merger (as so filed, the “Second Merger Certificate”), executed by the Second Merger Constituent Companies in accordance with the relevant provisions of the DLLCA, such Second Merger to be effective as of the Second Effective Time (provided that references to the Company or the Surviving Corporation for periods after the Second Effective Time shall include the Surviving Entity).

(c) Upon consummation of the First Merger, the separate corporate existence of First Merger Sub shall cease and the Company, as the “Surviving Corporation”, shall continue its corporate existence under the DGCL, as a wholly owned Subsidiary of Acquiror.

(d) Upon consummation of the Second Merger, the separate corporate existence of the Surviving Corporation shall cease and Second Merger Sub, as the Surviving Entity, shall continue its company existence under the DLLCA, as a wholly owned Subsidiary of Acquiror.

Section 2.2. Effects of the Mergers.

(a) At the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the First Merger Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the First Merger Constituent Corporations; and all rights, privileges, powers and franchises of each First Merger Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such First Merger Constituent Corporation, on whatever account, shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the First Merger Constituent Corporations; all of the foregoing in accordance with the applicable provisions of the DGCL.

(b) At the Second Effective Time, the Surviving Entity shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Second Merger Constituent Companies, and shall become subject to all the restrictions, disabilities and duties of each of the Second Merger Constituent Companies; and all rights, privileges, powers and franchises of each Second Merger Constituent Companies, and all property, real, personal and mixed, and all debts due to each such Second Merger Constituent Companies, on whatever account, shall become vested in the Surviving Entity; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Entity as they are of the Second Merger Constituent Companies; all of the foregoing in accordance with the applicable provisions of the DLLCA.

Section 2.3. Closing; Effective Times.

(a) In accordance with the terms and subject to the conditions of this Agreement, the closing of the Mergers (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, CA 94025, at 8:00 a.m. (Eastern Time) on the date which is two (2) Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

(b) Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, Acquiror, First Merger Sub, and the Company shall cause the First Merger Certificate to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The First Merger shall become effective at the time when the First Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Acquiror and the Company in writing and specified in each of the First Merger Certificate (the “Effective Time”). As soon as practicable following the Effective Time and in any case on the same day as the Effective Time, Acquiror, Second Merger Sub, and the Surviving Corporation shall cause the Second Merger Certificate to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DLLCA. The Second Merger shall become effective at the time when the Second Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Acquiror and the Company in writing and specified in each of the Second Merger Certificate (the “Second Effective Time”).

Section 2.4. Closing Deliverables.

(a) At the Closing, the Company will deliver or cause to be delivered:

(i) to Acquiror, a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a), Section 9.2(b) and Section 9.2(c) have been fulfilled;

(ii) to Acquiror, the written resignations of all of the directors of the Company (other than any such Persons identified as initial directors of the Surviving Corporation, in accordance with Section 2.6), effective as of the Effective Time;

(iii) to Acquiror, the Registration Rights Agreement, duly executed by the stockholders of the Company set forth in Section 2.4(a);

(iv) to Acquiror, Lock-Up Agreement B, duly executed by the Company Founders;

(v) to Acquiror, Lock-Up Agreement C, duly executed by the directors and executive officers of the Company and certain stockholders of the Company set forth on Exhibit A of Lock-Up Agreement C; and

(vi) to Acquiror, a certificate on behalf of the Company dated no more than thirty (30) days prior to the Closing Date, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(b) At the Closing, Acquiror will deliver or cause to be delivered:

(i) to the Exchange Agent, the Aggregate Merger Consideration for further distribution to the Company’s stockholders pursuant to Section 3.2;

(ii) to the Company, a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a), Section 9.3(b) and Section 9.3(c) and Section 9.3(d) have been fulfilled;

(iii) to the Company, the Registration Rights Agreement, duly executed by duly authorized representatives of Acquiror and the Sponsor;

(iv) to the Company, Lock-Up Agreement B and Lock-Up Agreement C, each duly executed by a duly authorized representative of Acquiror;

(v) to the Company, Lock-Up Agreement A, duly executed by a duly authorized representative of the Sponsor, the directors and executive officers of the Sponsor and a duly authorized representative of Acquiror; and

(vi) to the Company, the written resignations of all of the directors and officers of Acquiror and Merger Subs (other than those Persons identified as the initial directors and officers, respectively, of Acquiror after the Effective Time, in accordance with the provisions of Section 2.6 and Section 7.6), effective as of the Effective Time.

(c) On the Closing Date, concurrently with the Effective Time, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds: (i) all accrued and unpaid Acquiror Transaction Expenses as set forth on a written statement to be delivered to the Company not less than two (2) Business Days prior to the Closing Date; and (ii) all accrued and unpaid Company Transaction Expenses as set forth on a written statement to be delivered to Acquiror by or on behalf of the Company not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing (clauses (i) and (ii) collectively, “Unpaid Transaction Expenses”); provided, that any Unpaid Transaction Expenses due to current or former employees, independent contractors, officers, or directors of the Company or any of its Subsidiaries shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company’s payroll.

Section 2.5. Governing Documents.

(a) At the Effective Time, the certificate of incorporation and bylaws of the Company in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided therein and under the DGCL.

(b) At the Second Effective Time, the certificate of formation and operating agreement of Second Merger Sub shall be the certificate of formation and operating agreement of the Surviving Entity until thereafter amended in accordance with its terms and as provided by applicable Law, except that the name of the Surviving Entity shall be a name reasonably determined by the Company.

(c) The certificate of incorporation and bylaws of Acquiror from and after the Effective Time shall be in the form attached as Exhibits A and B hereto (with such changes as may be agreed in writing by Acquiror and the Company), until thereafter amended as provided therein and under the DGCL.

Section 2.6. Directors and Officers.

(a) The (i) officers of the Company as of immediately prior to the Effective Time, shall be the officers of the Surviving Corporation from and after the Effective Time; and (ii) the directors of Acquiror as of immediately after the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, in each case, each to hold office in accordance with the Governing Documents of the Surviving Corporation. Immediately after the Second Effective Time, the board of managers and officers of the Surviving Entity shall be those individuals as the Company may determine.

(b) The parties shall take all actions necessary to ensure that, from and after the Effective Time, the Persons identified as the initial post-Closing directors and officers of Acquiror in accordance with the provisions of Section 7.6 shall be the directors and officers (and in the case of such officers, holding such positions as are set forth on Section 2.6(b) of the Company Disclosure Letter), respectively, of Acquiror, each to hold office in accordance with the Governing Documents of Acquiror.

Section 2.7. Tax Free Reorganization Matters. The parties intend that, for United States federal income tax purposes, the Mergers qualify for the Intended Tax Treatment and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). Notwithstanding anything to the contrary herein, (a) if, after the date hereof but prior to the Closing, the Company determines that the Second Merger is neither necessary nor advisable, the Company may elect to cause the parties to not effect the Second Merger, in which case, the Surviving Corporation shall continue its separate existence as a wholly-owned Subsidiary of Acquiror and shall be the “Surviving Entity” for all purposes contemplated herein, mutatis mutandis, and references herein to the Intended Tax Treatment shall be to the intended qualification of the First Merger as a “reorganization” within the meaning of Section 368(a) of the Code to which each of Acquiror, the Company and the First Merger Sub are parties under Section 368(b) of the Code; and (b) after the date hereof but prior to the Closing, the Company may elect to structure the Second Merger as a merger directly into Acquiror rather than into the Second Merger Sub if the Company determines that structuring the Second Merger as a merger into Acquiror is preferable, in which case Acquiror shall be the “Surviving Entity” for purposes of this Agreement where the context so requires. None of the parties knows of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant party) or has taken or will take any action, if such fact, circumstance or action would be reasonably expected to cause the Mergers to fail to qualify for the Intended Tax Treatment. The Mergers shall be reported by the parties for all applicable Tax purposes in accordance with the foregoing (including in connection with any audits, Tax Returns or otherwise), unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local or non-U.S. Tax Law) or by applicable Law. The parties shall reasonably cooperate in good faith with each other and their respective counsel and tax advisors to document and support the Tax treatment of the Mergers consistent with the Intended Tax Treatment.

ARTICLE III

EFFECTS OF THE MERGERS ON THE COMPANY CAPITAL STOCK AND EQUITY AWARDS

Section 3.1. Conversion of Securities.

(a) At the Effective Time, by virtue of the First Merger and without any action on the part of any holder of Company Capital Stock, each share of Company Capital Stock, in each case, that is issued and outstanding immediately prior to the Effective Time (other than (i) any shares of Company Capital Stock subject to Company Awards (which shall be subject to Section 3.4); (ii) any shares of Company Capital Stock held in the treasury of the Company, which treasury shares shall be canceled as part of the First Merger and shall not constitute “Company Capital Stock” hereunder (each such share, a “Treasury Share”); and (iii) Dissenting Shares), shall be canceled and converted into the right to receive (A) the applicable portion of the Aggregate Merger Consideration as determined pursuant to Section 3.1(d) and Section 3.1(e) and (B) the Per Share Contingent Consideration (if any).

(b) At the Effective Time, by virtue of the First Merger and without any action on the part of Acquiror or First Merger Sub, each share of First Merger Sub Capital Stock, shall be converted into a share of common stock, par value $0.0001 of the Surviving Corporation (“Surviving Corporation Capital Stock”).

(c) At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Acquiror or the Surviving Corporation, each share of Surviving Corporation Capital Stock shall be converted into a common unit of the Surviving Entity (“Second Merger Sub Units”).

(d) Each holder of shares of Company Class B Common Stock as of immediately prior to the Effective Time (other than in respect of Treasury Shares) shall be entitled to receive, in the form of a number of shares of Acquiror Class B Common Stock, (A) a portion of the Aggregate Merger Consideration equal to (i) the Exchange Ratio, multiplied by (ii) the number of shares of Company Class B Common Stock held by such holder as of immediately prior to the Effective Time, with fractional shares rounded down to the nearest whole share and (B) a number of shares of Acquiror Class B Common Stock equal to (i) the Per Share Contingent Consideration (if any) multiplied by (ii) the number of shares of Company Class B Common Stock held by such holder as of immediately prior to the Effective Time, with fractional shares rounded down to the nearest whole share.

(e) Each holder of shares of Company Capital Stock as of immediately prior to the Effective Time (other than in respect of (w) Company Class B Common Stock; (x) Treasury Shares; (y) Dissenting Shares; and (z) any shares of Company Capital Stock subject to Company Awards (which shall be subject to Section 3.4)) shall be entitled to receive (A) a portion of the Aggregate Merger Consideration in the form of a number of shares of Acquiror Class A Common Stock equal to (i) the Exchange Ratio, multiplied by (ii) the number of shares of Company Capital Stock held by such holder as of immediately prior to the Effective Time, with fractional shares rounded down to the nearest whole share and (B) a number of shares of Acquiror Class A Common Stock equal to (i) the Per Share Contingent Consideration (if any) multiplied by (ii) the number of shares of Company Capital Stock held by such holder as of immediately prior to the Effective Time, with fractional shares rounded down to the nearest whole share. With respect to any holder of Company Preferred Stock, such number of shares of Company Capital Stock held by such holder shall be calculated as if such holder had exercised in full its optional conversion rights with respect to such Company Preferred Stock pursuant to Article IV, Section C.5(a) of the Company Charter.

(f) Notwithstanding anything in this Agreement to the contrary, no fractional shares of Acquiror Common Stock shall be issued in the First Merger.

Section 3.2. Exchange Procedures.

(a) Prior to the Closing, Acquiror shall appoint an exchange agent (the “Exchange Agent”) to act as the agent for the purpose of paying the Aggregate Merger Consideration to the Company’s stockholders. At or before the Effective Time, Acquiror shall deposit with the Exchange Agent the number of shares of Acquiror Common Stock equal to the portion of the Aggregate Share Consideration to be paid in shares of Acquiror Common Stock.

(b) Reasonably promptly after the date hereof, Acquiror shall send or shall cause the Exchange Agent to send, to each record holder of shares of Company Common Stock entitled to receive a portion of the Aggregate Share Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share of Company Common Stock to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Acquiror may reasonably specify) for use in such exchange (each, a “Letter of Transmittal”).

(c) Each holder of shares of Company Common Stock that have been converted into the right to receive a portion of the Aggregate Share Consideration or Contingent Consideration (if any), pursuant to Section 3.1(a) and Section 3.3, respectively, shall be entitled to receive such portion of the Aggregate Share Consideration or Contingent Consideration (if any), upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), together with a duly completed and validly executed Letter of Transmittal and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the transfer of any share.

(d) Promptly following the date that is one (1) year after the Effective Time, Acquiror shall instruct the Exchange Agent to deliver to Acquiror all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Aggregate Merger Consideration that remains unclaimed shall be returned to Acquiror, and any Person that was a holder of shares of Company Common Stock as of immediately prior to the Effective Time that has not exchanged such shares of Company Common Stock for an applicable portion of the Aggregate Share Consideration in accordance with this Section 3.2 prior to the date that is one (1) year after the Effective Time, may transfer such shares of Company Common Stock to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly deliver, such applicable portion of the Aggregate Share Consideration without any interest thereupon. None of Acquiror, any Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any of the Aggregate Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares shall not have not been transferred immediately prior to such date on which any amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.3. Contingent Consideration.

(a) Following the Closing, the Contingent Consideration to be received pursuant to Section 3.1 and Section 3.4 by the holders of Company Capital Stock and Company Awards shall be calculated, as follows:

(i) 6,750,000 shares of Acquiror Common Stock, in the aggregate, if at any time prior to or as of the fifth anniversary of the Closing, (x) the Closing Price equals or exceeds $15.00 over any 20 Trading Days within any 30 Trading Day period or (y) Acquiror consummates a Change of Control, which results in any stockholder of Acquiror having the right to exchange their shares for cash, securities or other property having a Sale Price of at least $15.00 per share (the “First Milestone”) (such 6,750,000 shares of Acquiror Common Stock, the “First Milestone Contingent Consideration”).

(ii) 6,750,000 shares of Acquiror Common Stock, in the aggregate, if at any time prior to or as of the fifth anniversary of the Closing, (x) the Closing Price equals or exceeds $17.00 over any 20 Trading Days within any 30 Trading Day period or (y) Acquiror consummates a Change of Control, which results in any stockholder of Acquiror having the right to exchange their shares for cash, securities or other property having a Sale Price of at least $17.00 per share (the “Second Milestone”) (such 6,750,000 shares of Acquiror Common Stock, the “Second Milestone Contingent Consideration”).

(iii) 6,750,000 shares of Acquiror Common Stock, in the aggregate, if at any time prior to or as of the fifth anniversary of the Closing, (x) the Closing Price equals or exceeds $19.00 over any 20 Trading Days within any 30 Trading Day period or (y) Acquiror consummates a Change of Control, which results in any stockholder of Acquiror having the right to exchange their shares for cash, securities or other property having a Sale Price of at least $19.00 per share (the “Third Milestone”) (such 6,750,000 shares of Acquiror Common Stock, the “Third Milestone Contingent Consideration”).

(iv) 6,750,000 shares of Acquiror Common Stock, in the aggregate, if at any time prior to or as of the fifth anniversary of the Closing, (x) the Closing Price equals or exceeds $21.00 over any 20 Trading Days within any 30 Trading Day period or (y) Acquiror consummates a Change of Control, which results in any stockholder of Acquiror having the right to exchange their shares for cash, securities or other property having a Sale Price of at least $21.00 per share (the “Fourth Milestone” and together with the First Milestone, the Second Milestone and the Third Milestone, the “Contingent Milestones”) (such 6,750,000 shares of Acquiror Common Stock, the “Fourth Milestone Contingent Consideration” and together with the First Milestone Contingent Consideration, the Second Milestone Contingent Consideration and the Third Milestone Contingent Consideration, the “Contingent Consideration”). For the avoidance of doubt, the maximum amount of the Contingent Consideration is 27,000,000 shares of Acquiror Common Stock, in the aggregate.

(b) The Contingent Consideration shall be in the form of (i) shares of Acquiror Class B Common Stock to extent issuable to a holder of Company Class B Common Stock pursuant to Section 3.1(d) and (ii) in the form of shares of Acquiror Class A Common Stock to the extent issuable otherwise.

(c) If any of the Contingent Milestones set forth in Section 3.3(a) shall have been achieved, within three Business Days following the achievement of the applicable Contingent Milestone, Acquiror shall, or shall cause the Exchange Agent or any replacement transfer agent engaged by Acquiror to, issue the applicable Per Share Contingent Consideration to each holder of Company Capital Stock and Company Awards. Notwithstanding anything in this Agreement to the contrary, any Per Share Contingent Consideration issuable under this Section 3.3 in respect of a Company Award that was outstanding as of immediately prior to the Effective Time shall be issued to the holder of such Company Award only if such holder continues to provide services (whether as an employee, director or individual independent contractor) to Acquiror or one of its Subsidiaries through the date on which such Per Share Contingent Consideration is issued pursuant to this Section 3.3.

(d) If any of the Contingent Milestones set forth in Section 3.3(a) shall not have been achieved on or prior to the fifth anniversary of the Closing, the holders of Company Capital Stock and Company Awards shall have no further right to receive the applicable Contingent Consideration.

(e) The Closing Price targets and any determination with respect to the achievement of the Contingent Milestones and the amount of Contingent Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Acquiror Common Stock), reorganization, recapitalization, reclassification, combination, merger, sale or exchange of shares or other like change with respect to shares of Acquiror Common Stock, occurring on or after the date hereof and prior to the time any such Contingent Consideration is delivered to the holders of Company Capital Stock and Company Awards, if any.

(f) The right of a holder of Company Capital Stock or Company Awards to receive the Per Share Contingent Consideration pursuant to this Section 3.3 shall not be transferrable or assignable to any other person except by will or intestacy upon the death of a holder of Company Capital Stock or Company Awards that is a natural person and any shares of Acquiror Common Stock issuable under this Section 3.3 shall be issued solely in the name of, or for the benefit of, such holder of Company Capital Stock or Company Awards or its permitted transferee in accordance with this Section 3.3(f).

(g) For the avoidance of doubt, if the condition for more than one Contingent Milestone is achieved, the Contingent Consideration to be earned in connection with such Contingent Milestone shall be cumulative with any Contingent Consideration earned prior to such time in connection with the achievement of any other Contingent Milestone; provided that, for avoidance of doubt, Contingent Consideration in respect of each Contingent Milestone will be issued and earned only once and the Contingent Consideration issued shall in no event exceed 27,000,000 shares of Acquiror Common Stock.

Section 3.4. Treatment of Company Options, Company Restricted Stock Unit Awards and Company Restricted Stock Awards.

(a) At the Effective Time, by virtue of the First Merger and without any action on the part of any holder of Company Options, each Company Option that is outstanding as of immediately prior to the Effective Time shall be assumed by Acquiror and converted into (i) an option to purchase shares of Acquiror Class A Common Stock upon the same terms and conditions as are in effect with respect to such option immediately prior to the Effective Time, including with respect to vesting and termination-related provisions, except to the extent such terms or conditions are rendered inoperative (or satisfied) by the First Merger (each, an “Acquiror Option”) except that (A) such Acquiror Option shall provide for the right to purchase that whole number of shares of Acquiror Class A Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time, multiplied by the Exchange Ratio; and (B) the exercise price per share for each such Acquiror Option shall be equal to the exercise price per share of such Company Option in effect immediately prior to the Effective Time, divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent) and (ii) the right to receive, with respect to each share of Company Common Stock subject to such Company Option immediately prior to the Effective Time, Per Share Contingent Consideration (if any); provided, however, that the conversion of the Company Options will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or Section 424 of the Code.

(b) At the Effective Time, by virtue of the First Merger and without any action on the part of any holder of Company Restricted Stock Unit Awards, each Unvested Company Restricted Stock Unit Award that is outstanding immediately prior to the Effective Time shall be cancelled and converted into (i) a restricted stock unit award covering a number of shares of Acquiror Class A Common Stock (each, an “Acquiror Restricted Stock Unit Award”) equal to the number of shares of Company Common Stock underlying such Unvested Company Restricted Stock Unit Award immediately prior to the Effective Time, multiplied by the Exchange Ratio (rounded to the nearest whole share), with the same terms and conditions as were applicable to the related Unvested Company Restricted Stock Unit Award immediately prior to the Effective Time (including with respect to vesting and termination-related provisions), except to the extent such terms or conditions are rendered inoperative (or satisfied) by the First Merger and (ii) the right to receive, with respect to each share of Company Common Stock subject to such Unvested Company Restricted Stock Unit Award immediately prior to the Effective Time, the Per Share Contingent Consideration (if any).

(c) At the Effective Time, by virtue of the First Merger and without any action on the part of any holder of Company Restricted Stock Unit Awards, each Vested Company Restricted Stock Unit Award that is outstanding immediately prior to the Effective Time, shall be cancelled and converted into the right to receive, and the holder of such Vested Company Restricted Stock Unit Award shall be entitled to receive (i) a portion of the Aggregate Share Consideration in the form of Acquiror Class A Common Stock equal to (A) the Exchange Ratio, multiplied by (B) the number of shares underlying such Vested Company Restricted Stock Unit Award as of immediately prior to the Effective Time, with fractional shares rounded down to the nearest whole share and (ii) with respect to each share of Company Common Stock subject to such Vested Company Restricted Stock Unit Award immediately prior to the Effective Time, the Per Share Contingent Consideration to the extent vested pursuant to Section 3.4(a).

(d) At the Effective Time, by virtue of the First Merger and without any action on the part of any holder of Company Restricted Stock Awards, each Unvested Company Restricted Stock Award that is outstanding immediately prior to the Effective Time shall be cancelled and converted into (i) a restricted stock award covering a number of shares of Acquiror Class A Common Stock (each, an “Acquiror Restricted Stock Award”) equal to the number of shares of Company Common Stock underlying such Unvested Company Restricted Stock Award immediately prior to the Effective Time, multiplied by the Exchange Ratio (rounded to the nearest whole share), with the same terms and conditions as were applicable to the related Unvested Company Restricted Stock Awards immediately prior to the Effective Time (including with respect to vesting and termination-related provisions), except to the extent such terms or conditions are rendered inoperative (or satisfied) by the First Merger and (ii) the right to receive, with respect to each share of Company Common Stock subject to such Unvested Company Restricted Stock Award immediately prior to the Effective Time, the Per Share Contingent Consideration (if any).

(e) The Company shall take all necessary actions to effect the treatment of Company Options, Company Restricted Stock Unit Awards and Company Restricted Stock Awards pursuant to this Section 3.4 in accordance with the Company Incentive Plans and the applicable award agreements. The Board of Directors of the Company shall terminate the Company Incentive Plans effective as of (and contingent upon) the Effective Time.

Section 3.5. Withholding. Notwithstanding any other provision to this Agreement, Acquiror, Merger Subs, the Company and its Subsidiaries and the Exchange Agent (and their respective representatives), as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such Taxes that are required to be deducted and withheld from such amounts under the Code or any other applicable Law (as reasonably determined by Acquiror, Merger Subs, the Company or its Subsidiaries, or the Exchange Agent, respectively); provided, that Acquiror shall use commercially reasonable efforts to provide the Company with at least five (5) days prior written notice of any amounts that it intends to withhold in connection with the payment of the Aggregate Merger Consideration (other than any compensatory payments to be made pursuant to this Agreement) and will reasonably cooperate with the Company to reduce or eliminate any applicable withholding. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (i) timely remitted to the appropriate Governmental Authority; and (ii) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. In the case of any such payment payable to employees of the Company or its Subsidiaries in connection with the Mergers treated as compensation, the parties shall cooperate to pay such amounts through the Company’s or the relevant Subsidiary’s payroll to facilitate applicable withholding.

Section 3.6. Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL or, to the extent applicable,

Chapter 13 of the California Corporations Code (the “CCC”) (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL or, to the extent applicable, the CCC with respect to such shares) shall not be converted into a right to receive a portion of the Aggregate Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL or, to the extent applicable, Chapter 13 of the CCC; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or, to the extent applicable, Chapter 13 of the CCC, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL or, to the extent applicable, Chapter 13 of the CCC, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Aggregate Merger Consideration in accordance with Section 3.1 without interest thereon, upon transfer of such shares. The Company shall provide Acquiror prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Effective Time that relates to such demand. Except with the prior written consent of Acquiror (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered to Acquiror and Merger Subs by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article IV), the Company represents and warrants to Acquiror and Merger Subs as follows:

Section 4.1. Company Organization. The Company has been duly incorporated, formed or organized and is validly existing as a corporation under the Laws of the state of Delaware and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to Acquiror, are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.2. Subsidiaries. A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 4.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.3. Due Authorization.

(a) Other than the Company Stockholder Approval, the Company has all requisite corporate power and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board of Directors of the Company, and no other company or corporate proceeding on the part of the Company is necessary to authorize this Agreement and the other documents to which the Company is a party contemplated hereby. This Agreement has been, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company and this Agreement constitutes, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Company Holders Support Agreements have been executed and delivered to Acquiror by the Requisite Company Stockholders.

(b) On or prior to the date of this Agreement, the Board of Directors of the Company has duly adopted resolutions: (i) determining that this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interests of, the Company and its stockholders, as applicable; and (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby. No other corporate action is required on the part of the Company or any of its stockholders to enter into this Agreement or the documents to which the Company is a party contemplated hereby or to approve the Mergers other than the Company Stockholder Approval.

Section 4.4. No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 and except as set forth on Section 4.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company or its Subsidiaries; (ii) violate or conflict with any provision of, or result in the breach of, or default under any Law, permit, or Governmental Order applicable to the Company or any of the Company’s Subsidiaries, or any of their respective properties or assets; (iii) violate, conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification, or acceleration) under any Contract of the type described in Section 4.12(a) to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound, or terminate or result in the termination of any such foregoing Contract; or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the properties, equity interests or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (ii) through (iv), to the extent that the occurrence of the foregoing would not (A) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company and its Subsidiaries to enter into and perform their obligations under this Agreement or (B) individually or in the aggregate, be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.5. Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of the Company or its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act; (ii) consent of the FCC and NOAA to the applications contemplated by Section 8.1, (iii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation of the Company under this Agreement or to consummate the transactions contemplated hereby; and (iv) the filing of the First Merger Certificate in accordance with the DGCL and the Second Merger Certificate in accordance with the DLLCA.

Section 4.6. Capitalization of the Company.

(a) As of the date of this Agreement, the authorized capital stock of the Company is 281,300,000 shares of capital stock consisting of: (i) 161,300,000 shares of Class A Common Stock, par value $0.00002 per share (the “Company Class A Common Stock”); (ii) 15,000,000 shares of Class B Common Stock, par value $0.00002 per share (the “Company Class B Common Stock”); (iii) 105,000,000 shares of preferred stock, par value $0.00002 per share (the “Company Preferred Stock”), of which (1) 30,000,000 shares are designated as Series A Preferred Stock (the “Series A Preferred Stock”); (2) 15,000,000 shares are designated as Series B Preferred Stock (the “Series B Preferred Stock”); (3) 14,436,335 shares are designated as Series C Preferred Stock (the “Series C Preferred Stock”); (4) 5,563,665 shares are designated as Series C’ Preferred Stock (the “Series C’ Preferred Stock”); and (5) 40,000,000 shares are designated as Series D Preferred Stock (the “Series D Preferred Stock”). As of the date of this Agreement, there were: (t) 15,487,892 shares of Company Class A Common Stock issued and outstanding; (u) 13,811,878 shares of Company Class B Common Stock issued and outstanding; (v) 26,072,555 shares of Series A Preferred Stock issued and outstanding; (w) 10,314,505 shares of Series B Preferred Stock issued and outstanding; (x) 13,756,905 shares Series C Preferred Stock issued and outstanding; (y) 4,024,175 shares of Series C’ Preferred Stock issued and outstanding; and (z) 31,514,850 shares of Series D Preferred Stock issued and outstanding, in each case, excluding shares subject to Company Restricted Stock Awards. All of the issued and outstanding shares of Company Capital Stock (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound (except, with respect to any Company Restricted Stock Award, as set forth in the applicable Company Incentive Plan and award agreement governing such Company Restricted Stock Award); and (iv) are free and clear of any Liens.

(b) Section 4.6(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the outstanding Company Warrants. All outstanding Company Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens.

(c) As of the date of this Agreement: (i) Company Options to purchase 30,358,146 shares of Company Common Stock; (ii) 2,872,551 Company Restricted Stock Unit Awards; and (iii) Company Restricted Stock Awards covering 1,200,000 shares of Company Common Stock are outstanding. As of the date of this Agreement, there are 981,403 shares of Company Common Stock reserved for issuance under the Company Incentive Plans. The Company has provided to Acquiror, prior to the date of this Agreement, a true and complete list of each Company Option, Company Restricted Stock Unit Award and Company Restricted Stock Award, including the holder thereof, the number of shares of Company Common Stock subject thereto, the vesting schedule, the expiration date (if applicable) and, if applicable, the exercise price thereof. All Company Options, Company Restricted Stock Unit Awards and Company Restricted Stock Awards are evidenced by award agreements in substantially the forms previously made available to Acquiror, and no Company Option, Company Restricted Stock Unit Award or Company Restricted Stock Award is subject to terms that are materially different from those set forth in such forms. Each Company Option, each Company Restricted Stock Unit Award and each Company Restricted Stock Award was validly granted and properly approved by the Board of

Directors of the Company (or appropriate committee thereof) in accordance with the terms of the Company Incentive Plans. Each Company Option held by a U.S. taxpayer has been granted with an exercise price that is intended to be no less than the fair market value of the underlying Company Common Stock on the date of grant, as determined in accordance with Section 409A of the Code or Section 422 of the Code, if applicable. Each Company Option held by a U.S. taxpayer is intended to be exempt under Section 409A of the Code.

(d) Except as otherwise set forth in this Section 4.6 or on Section 4.6(c) of the Company Disclosure Letter, the Company has not issued or granted any outstanding shares of Company Capital Stock or other equity securities or subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for shares of Company Capital Stock, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of Treasury Shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of the Company or the value of which is determined by reference to shares or other equity interests of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any shares of Company Capital Stock.

Section 4.7. Capitalization of Subsidiaries.

(a) The outstanding shares of capital stock or equity interests of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued and are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) the Governing Documents of each such Subsidiary, and (B) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens.

(b) Except as set forth on Section 4.7(b) of the Company Disclosure Letter, the Company owns of record and beneficially all the issued and outstanding shares of capital stock or equity interests of such Subsidiaries free and clear of any Liens other than Permitted Liens.

(c) Except as set forth on Section 4.7(c) of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of such Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of Treasury Shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of such Subsidiaries or the value of which is determined by reference to shares or other equity interests of the Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

Section 4.8. Financial Statements.

(a) Attached as Section 4.8(a) of the Company Disclosure Letter are true and complete copies of (i) the audited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity and cash flows of the Company and its Subsidiaries as of and for the years ended January 31, 2020 and January 31, 2021, together with the auditor’s reports thereon (together with the PCAOB Financial Statements, the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity, and cash flows of the Company and its Subsidiaries as of and for the three-month period ending April 30, 2021 (the “Q1 Financial Statements” and, together with the Audited Financial Statements and any financial statements when delivered pursuant to Section 6.3, the “Financial Statements”).

(b) Except as set forth on Section 4.8(b) of the Company Disclosure Letter, the Financial Statements (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in stockholders’ equity (with respect to the Audited Financial Statements only) and their consolidated cash flows for the respective periods then ended (subject, in the case of the Q1 Financial Statements and any unaudited financial statements delivered pursuant to Section 6.3, to normal year-end adjustments and the absence of footnotes); (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the Q1 Financial Statements and any unaudited financial statements delivered pursuant to Section 6.3, the absence of footnotes or the inclusion of limited footnotes); (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its consolidated Subsidiaries; and (iv) when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 6.3, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(c) Except as set forth on Section 4.8(c) of the Company Disclosure Letter, neither the Company (including, to the knowledge of the Company, any employee thereof) nor any independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company; (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company; or (iii) any claim or allegation regarding any of the foregoing.

(d) The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with the management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain asset accountability; and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

Section 4.9. Undisclosed Liabilities. Except as set forth on Section 4.9 of the Company Disclosure Letter, as of the date of this Agreement, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (i) reflected or reserved for on the Financial Statements or disclosed in the notes thereto; (ii) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business, consistent with past practice, of the Company and its Subsidiaries; or (iii) that will be discharged or paid off prior to or at the Closing.

Section 4.10. Litigation and Proceedings. Except as set forth on Section 4.10 of the Company Disclosure Letter, as of the date of this Agreement: (i) there are no pending or, to the knowledge of the Company, threatened in writing, lawsuits, Actions, suits, judgments, claims, proceedings or any other Actions (including any investigations or inquiries initiated, pending or threatened by any Governmental Authority), or other proceedings at law or in equity (collectively, “Legal Proceedings”), against the Company or any of the Company’s Subsidiaries or their respective properties or assets; and (ii) there is no outstanding Governmental Order imposed upon the Company or any of the Company’s Subsidiaries; nor are any properties or assets of the Company or any of the Company’s Subsidiaries’ respective businesses bound or subject to any Governmental Order, except, in each case, as would not be, or would not reasonably be expected to, individually or in the aggregate, be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.11. Legal Compliance.

(a) As of the date hereof, each of the Company and its Subsidiaries is in compliance with all applicable Laws in all material respects.

(b) For the past three (3) years, none of the Company or any of its Subsidiaries has received any written notice of, or been charged with, violation of any Laws, except where such violation has not been, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole.

(c) The Company and its Subsidiaries maintain a program of policies, procedures and internal controls reasonably designed and implemented to provide reasonable assurance that violation of applicable Law by any of the Company’s or its Subsidiaries’ directors, officers, employees or its or their respective agents, representatives or other Persons, acting on behalf of the Company or any of the Company’s Subsidiaries, will be prevented, detected and deterred.

Section 4.12. Contracts; No Defaults.

(a) Section 4.12(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xv) below to which, as of the date of this Agreement, the Company or any of the Company’s Subsidiaries is a party or by which they are bound, other than any Company Benefit Plan. True, correct and complete copies of the Contracts listed on Section 4.12(a) of the Company Disclosure Letter have previously been delivered to or made available to Acquiror or its agents or representatives, together with all amendments thereto.

(i) Any Contract with any of the Top Customers, Top Suppliers or Top Channel Partners, excluding non-disclosure agreements, purchase order forms, sales acknowledgement forms and other similar agreements entered into in the ordinary course of business consistent with past practice;

(ii) Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by the Company or any of the Company’s Subsidiaries, in each case, in excess of $500,000;

(iii) Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the last two (2) years, in each case, involving payments in excess of $500,000 other than Contracts (A) in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing; (B) entered into in the ordinary course of business; or (C) between the Company and its Subsidiaries;

(iv) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property that involves aggregate payments in excess of $500,000 in any calendar year;

(v) Each Contract involving the formation of a (A) joint venture; (B) partnership; or (C) limited liability company (excluding, in the case of clauses (B) and (C), any Subsidiary of the Company), but excluding Top Channel Partners;

(vi) Contracts (other than employment agreements, employee confidentiality and invention assignment agreements, director or officer indemnity agreements, investor agreements, equity or incentive equity documents and Governing Documents) between the Company and its Subsidiaries, on the one hand, and Affiliates of the Company or any of the Company’s Subsidiaries (other than the Company or any of the Company’s Subsidiaries), the officers and managers (or equivalents) of the Company or any of the Company’s Subsidiaries or the members or stockholders of the Company or any of the Company’s Subsidiaries, on the other hand (collectively, “Affiliate Agreements”);

(vii) Contracts with each current executive, officer, director or current employee of the Company or its Subsidiaries with a title of Senior Vice President or higher;

(viii) Contracts with any employee or consultant of the Company or any of the Company’s Subsidiaries that provide for the payment of change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated hereby;

(ix) Contracts containing covenants of the Company or any of the Company’s Subsidiaries (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business in any material respect; or (B) prohibiting or restricting the Company’s and the Company’s Subsidiaries’ ability to conduct their business with any Person in any geographic area in any material respect other than customary non-solicitation and no-hire provisions entered into in the ordinary course of business;

(x) Any collective bargaining (or similar) agreement or Contract between the Company or any of the Company’s Subsidiaries, on the one hand, and any labor union or other body representing employees of the Company or any of the Company’s Subsidiaries, on the other hand;

(xi) Each Contract (including license agreements, coexistence agreements, and agreements with covenants not to sue) pursuant to which the Company or any of the Company’s Subsidiaries: (i) grants to a third Person a license, immunity, or other right in or to any material Company Intellectual Property; or (ii) is granted by a third Person a license, immunity, or other right in or to any Intellectual Property that is material to the business of the Company and its Subsidiaries, excluding: (A) non-exclusive licenses or grants of rights in Intellectual Property in employee or independent contractor agreements or consulting agreements on terms substantially similar to the Company’s or any of the Company’s Subsidiaries’ standard forms made available to Acquiror); (B) Contracts granting nonexclusive rights to use Company products or services (or Marks in connection with the promotion or sale of Company products or services); (C) Contracts granting nonexclusive rights to Intellectual Property incidental to or implied by the sale or purchase of goods or services, in each case of (A)-(C), entered into in the ordinary course of business consistent with past practice); (D) Open Source Licenses; or (E) Contracts granting to the Company or any of its Subsidiaries nonexclusive rights to use Software that is generally commercially available to the public on standard or nondiscriminatory terms with license, maintenance, support, and other fees less than $100,000 per year);

(xii) Each Contract requiring capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $500,000 in any calendar year;

(xiii) Any Contract that (A) grants to any third Person any “most favored nation rights” or equivalent rights (howsoever described); or (B) grants to any third Person price guarantees for a period greater than one year from the date of this Agreement and requires aggregate future payments to the Company and its Subsidiaries in excess of $500,000 in any calendar year;

(xiv) Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in the Company or any of the Company’s Subsidiaries; and

(xv) Any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xiv) of this Section 4.12(a).

(b) Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the anticipated Closing Date, all of the Contracts listed pursuant to Section 4.12(a) in the Company Disclosure Letter are (i) in full force and effect; and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the Company and its Subsidiaries, taken as a whole: (A) the Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them to date under such Contracts listed pursuant to Section 4.12(a) and neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Contract; (B) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Contract; and (C) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

Section 4.13. Company Benefit Plans.

(a) Section 4.13(a) of the Company Disclosure Letter sets forth an accurate and complete list, as of the date of this Agreement, of each material Company Benefit Plan (other than any individual employment offer letters, individual employment Contracts, individual consulting agreements or individual Company Option, Company Restricted Stock Unit Award or Company Restricted Stock Award agreements, in each case, that are on substantially the forms set forth on Section 4.13(a)). For purposes of this Agreement, a “Company Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or any other plan, policy, practice, program, agreement or other arrangement (including any employment, bonus, incentive or deferred compensation, employee loan agreement, equity or equity-based compensation, severance, termination, retention, retirement, supplemental retirement, profit sharing, change in control, vacation, sick, insurance, medical, welfare, fringe or similar plan, policy, program, agreement or other arrangement) providing compensation or other benefits or remuneration to any current or former director, officer, individual consultant, worker or employee, which is maintained, sponsored or contributed to by the Company or any of the Company’s Subsidiaries, or to which the Company or any of the Company’s Subsidiaries is a party or has or may have any liability, and in each case, whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable Law and maintained by any Governmental Authority. With respect to each material Company Benefit Plan, the Company has made available to Acquiror, to the extent applicable, true, complete and correct copies of (A) such Company Benefit Plan (or, if not written a written summary of its material terms) and all plan documents, related trust agreements, insurance Contracts or other funding vehicles and all amendments thereto; (B) the most recent summary plan description, including any summary of material modifications; (C) the two (2) most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan; (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter; and (F) all material correspondence to or from the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority received in the last three (3) years with respect to any Company Benefit Plan.

(b) Except as set forth on Section 4.13(b) of the Company Disclosure Letter, (i) each Company Benefit Plan has been operated and administered in compliance with its terms and all applicable Laws, including the applicable provisions of ERISA and the Code, except where the failure to comply would not be material to the Company and its Subsidiaries, taken as a whole; (ii) in all material respects, all contributions required to be made with respect to any Company Benefit Plan have been made and all obligations not yet due in respect of each Company Benefit Plan have been accrued and reflected in the Company’s financial statements to the extent required by GAAP (if applicable); and (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(c) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA (each, a “Title IV Plan”), and neither the Company nor any of its ERISA Affiliates has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan at any time within the previous six (6) years. Neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied. No Company Benefit Plan is (i) a “multiple employer plan” (within the meaning of the Code or ERISA); (ii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA); or a (iii) a “funded welfare plan” within the meaning of Section 419 of the Code.

(d) There are no pending, or to the knowledge of the Company, threatened claims (other than routine claims for benefits) by, on behalf of or against any Company Benefit Plan or any trust related thereto, and no audit or other proceeding by a Governmental Authority is pending, or to the knowledge of the Company, threatened with respect to any Company Benefit Plan, in each case, which could reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole.

(e) Neither the Company, any Company Benefit Plan nor, to the knowledge of the Company, any trustee, administrator or other third-party fiduciary and/or party-in-interest thereof, has engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which could subject the Company or any ERISA Affiliate to the Tax or penalty on prohibited transactions imposed by Section 4975 of the Code, which, assuming the taxable period of such transaction expired as of the date of this Agreement, would reasonably be expected to result in any material liability to the Company and its Subsidiaries, taken as a whole.

(f) With respect to each Company Benefit Plan, no Actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such Actions, suits or claims, except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole.

(g) No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than coverage mandated by applicable Law, and none of the Company or any of its Subsidiaries has any obligation to provide such benefits (other than as mandated by applicable Law).

(h) Except as set forth on Section 4.13(h) of the Company Disclosure Letter or as expressly set forth in this Agreement, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby): (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any severance pay or increase in severance pay or any other compensation payable by the Company or any Subsidiary of the Company; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company; (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan; or (iv) otherwise give rise to any material liability under any Company Benefit Plan. The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code or any other Tax.

Section 4.14. Labor Relations; Employees.

(a) Except as set forth on Section 4.14(a) of the Company Disclosure Letter: (i) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, or any similar agreement or arrangement; (ii) no such agreement or such other arrangement is being negotiated by the Company or any of the Company’s Subsidiaries; (iii) no labor union or any other employee representative body has requested or, to the knowledge of the Company, has sought to represent any of the employees of the Company or its Subsidiaries; and (iv) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other applicable labor relations authority with respect to employees of the Company or its Subsidiaries. In the past three (3) years, there has been no actual or, to the knowledge of the Company, threatened strike, slowdown, work stoppage, labor organization activity, lockout or other material labor dispute or similar activity against or affecting the Company or any Subsidiary of the Company.

(b) Each of the Company and its Subsidiaries are, and have been for the past three (3) years, in material compliance with all applicable Laws respecting labor and employment including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave and unemployment insurance.

(c) In the past three (3) years, the Company and its Subsidiaries have not received (i) notice of any material unfair labor practice charge or material complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority against them; (ii) notice of any material complaints, grievances or arbitrations arising out of any collective bargaining agreement to which the Company or its Subsidiaries is bound; (iii) notice of any material charge or complaint against them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices; (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress; or (v) notice of any material complaint, lawsuit or other proceeding pending or threatened before any Governmental Authority against them by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, breach of any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(d) To the knowledge of the Company, no present or former employee, worker or independent contractor of the Company or any of the Company’s Subsidiaries’ is in material violation of (i) any restrictive covenant, nondisclosure obligation or fiduciary duty to the Company or any of the Company’s Subsidiaries; or (ii) any restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of the Company’s Subsidiaries’ or (B) the knowledge or use of material trade secrets.

(e) In the past three (3) years, the Company and its Subsidiaries have not engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the Workers’ Adjustment and Retraining Notification Act or any similar state or local Law relating to group terminations. The Company and its Subsidiaries have not engaged in layoffs or furloughs or effected any broad-based salary or other compensation or benefits reductions, in each case, whether temporary or permanent, since January 1, 2020 through the date hereof.

(f) In the past three (3) years: (i) no allegations of sexual harassment or sexual misconduct have been made in writing, or, to the knowledge of the Company, threatened to be made against or involving any current or former officer, director or other employee at the level of Vice President or above by any current or former officer, employee or individual service provider of the Company or any of its Subsidiaries; and (ii) neither the Company nor any of its Subsidiaries has entered into any settlement agreements resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any current or former officer, director or other key employee.

Section 4.15. Taxes.

(a) All material Tax Returns required to be filed by the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business.

(b) All material Taxes due and payable (whether or not shown on any Tax Return) by the Company and its Subsidiaries have been timely paid in full to the appropriate taxing authorities on or prior to the Closing Date, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(c) The Company and each of its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and otherwise complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(d) There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.

(e) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unresolved or unpaid.

(f) Neither the Company nor any of its Subsidiaries is currently or has been within the past three (3) years the subject of an audit or other examination relating to Taxes by the taxing authorities of any nation, state or locality (and no such audit is pending or, to the knowledge of the Company, contemplated) nor has the Company or any of its Subsidiaries received any written notices within the past three (3) years from any taxing authority that such an audit or examination is pending.

(g) Neither the Company nor any of its Subsidiaries (i) has entered into a written agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Company or such Subsidiary, as applicable, that has not expired; or (ii) is presently contesting the Tax liability of the Company or such Subsidiary, as applicable, before any taxing authority or other Governmental Authority. Neither the Company nor any of its Subsidiaries has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any material Taxes.

(h) Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes).

(i) Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for tax-deferred treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(j) Neither the Company nor any of its Subsidiaries has been included in any “consolidated,” “unitary,” or “combined” Tax Return provided for under the Law of the United States, any non-U.S. jurisdiction or any state, province, prefect or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a group of which the Company and its Subsidiaries are the only members).

(k) Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes); or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.

(l) No written claim has been made by any Governmental Authority where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(m) Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(n) Neither the Company nor any of its Subsidiaries will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition, in each case, made by the Company or its Subsidiaries prior to the Closing; (ii) prepaid amount received or deferred revenue realized or received by the Company or its Subsidiaries prior to the Closing; (iii) change in method of accounting of the Company or its Subsidiaries for a taxable period (or portion thereof) ending on or prior to the Closing Date made or required to be made prior to the Closing; (iv) “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed by the Company or its Subsidiaries prior to the Closing; or (v) any inclusion under Section 965 of the Code.

(o) The Company has not taken any action, nor to the knowledge of the Company or any of its Subsidiaries are there any facts or circumstances, that would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

(p) The Company is and has been treated as a C corporation for U.S. federal, state and local income tax purposes since the date of its formation.

(q) Neither the Company nor any of its Subsidiaries has an office, permanent establishment, branch or other activities outside the jurisdiction of its incorporation.

(r) All material transactions entered into between or among the Company, its Subsidiaries and their respective Affiliates have been entered into on terms that would properly be considered arm’s length, consistent in all material respects with what would have been agreed to between unrelated third parties, and no material adjustment is required with respect to any such transactions pursuant to Section 482 of the Code or any similar provision of any state, local or foreign Law.

Section 4.16. Brokers’ Fees. Except as set forth on Section 4.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, any of the Company’s Subsidiaries’ or any of their Affiliates for which Acquiror, the Company or any of the Company’s Subsidiaries has any obligation. True, correct and complete copies of all Contracts, agreements and arrangements (including engagement letters) between the Company and the parties set forth on Section 4.16 of the Company Disclosure Letter as in effect as of the date of this Agreement have previously been made available to Acquiror.

Section 4.17. Insurance. The Company and its Subsidiaries maintain insurance coverage (including launch and in-orbit insurance coverage) with reputable insurers in such amounts and covering such risks as the Company reasonably believes, based on past experience and good industry practice, is adequate for the businesses and operations of the Company and its Subsidiaries. Section 4.17 of the Company Disclosure Letter contains a list of, as of the date of this Agreement, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of the Company’s Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies as in effect as of the date of this Agreement have previously been made available to Acquiror. As of the date hereof, all such policies are in full force and effect, all premiums due have been paid, the Company is not in breach or default and no event has occurred which, with notice or lapse of time or both, would constitute such a breach a default under any such policy, and no notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. Except as disclosed on Section 4.17 of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under an insurance policy during the last twelve (12) months.

Section 4.18. Licenses.

(a) The Company and its Subsidiaries have obtained, and maintain, all of the material Licenses (including any FCC or NOAA Licenses) required to permit the Company and its Subsidiaries to acquire, originate, own, operate, use and maintain their assets in the manner in which they are now operated, used and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted.

(b) Each material License (including any FCC or NOAA Licenses) held by the Company or any of the Company’s Subsidiaries is in full force and effect is not subject to any condition except for those conditions appearing on the face of such License (if any), has not been revoked, suspended, canceled, rescinded or terminated and has not expired.

(c) Neither the Company nor any of its Subsidiaries (i) is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision of any material License to which it is a party (including all FCC or NOAA Licenses); (ii) is or has been the subject of any pending or threatened Action by a Governmental Authority seeking the revocation, suspension, cancellation, rescission, termination, modification, or impairment of any material License (including all FCC or NOAA Licenses); or (iii) has received any notice that any Governmental Authority that has issued any material License intends to cancel, suspend, rescind terminate, or not renew any such material License (including all FCC or NOAA Licenses), except to the extent such material License may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby, or as otherwise disclosed in Section 4.4 of the Company Disclosure Letter, provided such amendment, replacement, or reissuance does not materially adversely affect the continuous conduct of the business of the Company and its Subsidiaries as currently conducted from and after Closing. Section 4.18 of the Company Disclosure Letter sets forth a true, correct and complete list of material Licenses held by the Company or its Subsidiaries.

(d) Without limiting the foregoing, as of the date of this Agreement there is no order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture or complaint pending or, to the knowledge of the Company, threatened in writing against the Company, its Subsidiaries or the FCC or NOAA Licenses by or before the FCC or NOAA. The Company, its Subsidiaries and the FCC or NOAA Licenses have been operating and are operating in compliance in all material respects with the FCC or NOAA Licenses, the Communications Act of 1934 (as amended), the National and Commercial Space Programs Act, and the applicable rules, regulations and policies of the FCC or NOAA. All reports and filings required to be filed with the FCC or NOAA with respect to the Company, its Subsidiaries or the FCC or NOAA Licenses have been timely filed, and all such reports and filings are accurate and complete in all respects, in each case, except as would not, individually or in the aggregate, be material to the business of the Company and its Subsidiaries, taken as a whole.

(e) To the Company’s knowledge, there is no circumstance which would reasonably likely lead to any material License (including any FCC or NOAA License) (i) not remaining in full force and effect; (ii) not being renewed or extended; or (iii) being subject to a condition or requirement which it is required to comply with which it does not reasonably expect to satisfy, except where this would not, individually or in the aggregate, be material to the business of the Company and its Subsidiaries, taken as a whole.

(f) No proceedings are pending or, to the knowledge of the Company, are threatened in writing which are reasonably likely to result in the loss, revocation, modification, non-renewal, suspension or termination of any material License (including any FCC or NOAA Licenses), except where this would not, individually or in the aggregate, be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.19. Equipment and Other Tangible Property. The Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.

Section 4.20. Real Property.

(a) Section 4.20(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property, including the address thereof, and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:

(i) The Company or one of its Subsidiaries holds a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(ii) The Company and its Subsidiaries have delivered to Acquiror true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property by or to the Company and its Subsidiaries, including all amendments, terminations and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases have been modified in any material respect, except to the extent that such modifications have been disclosed by the copies delivered to Acquiror.

(iii) The Company and its Subsidiaries’, as applicable, possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed and, to the knowledge of the Company, there are no material disputes with respect to such Real Property Leases.

(iv) No party, other than the Company or its Subsidiaries, has any right to use or occupy the Leased Real Property or any portion thereof.

(v) Neither the Company nor any of its Subsidiaries have received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property, and to the Company’s knowledge no such proceeding or similar Action has been threatened.

(b) None of the Company or any of its Subsidiaries owns any real property or has owned any real property in the last three (3) years.

Section 4.21. Intellectual Property.

(a) Section 4.21(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each item of Company Intellectual Property that is registered and applied-for with a Governmental Authority by the Company or any of the Company’s Subsidiaries as of the date of this Agreement including, for each applicable item listed, the applicable jurisdiction, title, application, registration or serial number (“Company Registered Intellectual Property”). The

Company or one of the Company’s Subsidiaries is the sole and exclusive owner of all right, title, and interest in and to all Company Registered Intellectual Property, and all Company Registered Intellectual Property (excluding any pending applications included in the Company Registered Intellectual Property) is subsisting and, to the knowledge of the Company (excluding any pending applications included in the Company Registered Intellectual Property) valid and enforceable. All material Company Registered Intellectual Property has been maintained effective by the filing of all necessary filings, registrations, maintenance and renewals and timely payment of requisite fees.

(b) The Company or one of its Subsidiaries solely and exclusively owns all right, title, and interest in and to all Company IP free and clear of all Liens (other than Permitted Liens) and has a valid license or sublicense to use all other material Intellectual Property and IT Systems used in or necessary for the conduct of the business of the Company and its Subsidiaries in substantially the same manner as such business is currently operated, and none of the foregoing will be materially adversely impacted by (nor will require the payment or grant of additional amounts or consideration as a result of) the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby; provided that the foregoing shall not be deemed a representation or warranty of non-infringement of third-party Intellectual Property. None of the material Company IP is subject to any pending or outstanding Governmental Order, settlement, consent order or other disposition of dispute that materially restricts the use, transfer, or registration of, or adversely affects the validity or enforceability of, any material Company IP.

(c) As of the date of this Agreement, there is not, and within the six (6) years preceding the date of this Agreement there has not been, any Action pending against the Company or any of the Company’s Subsidiaries, or to the knowledge of the Company, that is threatened in writing (including unsolicited offers to license Patents) against the Company or any of its Subsidiaries either (A) alleging the Company’s or its Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person; or (B) challenging the ownership, use, patentability, validity, or enforceability of any Company IP. None of the Company, its Subsidiaries, their products and services, nor the conduct of their businesses does or did infringe, misappropriate, or otherwise violate any Intellectual Property of any Person.

(d) Except as set forth on Section 4.21(d) of the Company Disclosure Letter: (i) to the knowledge of the Company, no Person is infringing upon, misappropriating or otherwise violating any Company Intellectual Property; and (ii) the Company and its Subsidiaries have not sent to any Person within the six (6) years preceding the date of this Agreement any written notice, charge, complaint, claim or other written assertion against any third Person claiming infringement or violation by or misappropriation of any Company Intellectual Property.

(e) The Company and its Subsidiaries have taken commercially reasonable measures to maintain and protect the Company IP and to protect the secrecy and confidentiality of all material trade secrets and other material confidential information included in the Company Intellectual Property and all material trade secrets and other material confidential information of any third Person to whom the Company or any of the Company’s Subsidiaries has a contractual confidentiality obligation with respect to such information. To the knowledge of the Company, there has not been any unauthorized disclosure of or unauthorized access to any material trade secrets or other material confidential information owned or held by the Company or any of the Company’s Subsidiaries to or by any Person in a manner that has resulted or may result in the misappropriation of, or loss of any material trade secret or other material rights in and to such information.

(f) All current and past employees and contractors of the Company who contribute or have contributed to the creation or development of any material Intellectual Property for or on behalf of the Company or any of its Subsidiaries in the course of their employment or provision of services for the Company or any of its Subsidiaries have executed written agreements pursuant to which such Persons have (i) assigned to the Company or its applicable Subsidiaries all of such Person’s rights, title, and interest in and to such Intellectual Property that did not vest automatically in the Company or its Subsidiary by operation of Law (and, in the case of contractors, to the extent such Intellectual Property was intended by the Company to be proprietary to the Company or its Subsidiary); and (ii) agreed to hold all confidential information of the Company and its Subsidiaries in confidence both during and after such Person’s employment or retention, as applicable. To the knowledge of the Company, no past or present director, officer or employee of the Company or any of its Subsidiaries owns (or has any claim, or any right (whether or not currently exercisable) to any ownership interest, in or to) any material Company Intellectual Property.

(g) No government funding, nor any facilities of a university, college, other educational institution, or similar institution, or research center, was used by the Company or any of the Company’s Subsidiaries in the development of any Intellectual Property owned by the Company or any of the Company’s Subsidiaries nor does any such Person have any ownership rights, title, or interest in or to any material Company Intellectual Property. Neither the Company nor any of its Subsidiaries is a member of or party to any patent pool, industry standards body, trade association, or other organization pursuant to which the Company or any of its Subsidiaries is obligated to grant any license, rights, or immunity in or to any Company Intellectual Property to any Person.

(h) The Company’s and its Subsidiaries’ use and distribution of (i) all Company Software; and (ii) Open Source Materials, is in compliance in all material respects with all Open Source Licenses applicable thereto. To the knowledge of the Company neither the Company nor any of the Subsidiaries of the Company has used any Open Source Materials in a manner that subjects any material Company Software to any requirements under any Copyleft Licenses to (i) be made available or distributed in source code form; (ii) be licensed for the purpose of preparing derivative works; (iii) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law); or (iv) be redistributable at no license fee. To the Company’s knowledge, no Person other than the Company and its Subsidiaries possesses, nor has a right to possess, and no event has occurred, and no circumstance or condition exists, (with or without notice or lapse of time, or both) that would give rise to the right to possess, a copy, in any form (print, electronic or otherwise), of any source code for any material Company Software and all such source code is in the sole possession of the Company and its Subsidiaries and has been maintained as strictly confidential (in each case, other than employees, service providers, contractors, and consultants of the Company and its Subsidiaries that have confidentiality obligations to the Company or its Subsidiaries (as applicable) with respect to such source code).

(i) The Company IT Systems operate and perform as required for the conduct of the businesses of the Company and its Subsidiaries as presently conducted in all material respects. To the knowledge of the Company, the Company IT Systems and Company Software do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” worms, viruses, spyware, keylogger Software, or other faults or malicious code or damaging devices that, in each case, if activated would reasonably be expected to be material to the business of the Company and its Subsidiaries taken as a whole or would enable or assist any Person to access without authorization any Company IT Systems.

Section 4.22. Privacy and Cybersecurity.

(a) The Company and its Subsidiaries maintain and are in compliance with, and during the three (3) years preceding the date of this Agreement have maintained and been in compliance with: (i) all applicable Laws relating to privacy, data security, and data protection; (ii) the Company’s and its Subsidiaries’ internal or external privacy policies; and (iii) the Company’s and its Subsidiaries’ contractual obligations concerning privacy, data protection, cybersecurity, data security and the security of the Company’s and each of its Subsidiaries’ information technology systems, in each case of clauses (i)—(iii) above, other than any non-compliance that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. There are no Legal Proceedings by any Person (including any Governmental Authority) pending to which the Company or any of the Company’s Subsidiaries is a named party or, threatened in writing against the Company or its Subsidiaries alleging a material violation of any applicable Law relating to privacy, data security, and data protection.

(b) Except as set forth on Section 4.22(b) of the Company Disclosure Letter, during the two (2) years preceding the date of this Agreement, to the knowledge of the Company: (i) there have been no unauthorized intrusions nor breaches of the security of the Company IT Systems; and (ii) there have been no disruptions in any of the Company IT Systems, including any failures, breakdowns, data loss, or outages, in the case of either of clauses (i) or (ii) that resulted in a Company Material Adverse Effect. Each of the Company and its Subsidiaries have implemented commercially reasonable security measures designed to protect the confidentiality, integrity and availability of the Company IT Systems, Company products, personal information and sensitive business information in its possession, custody, or control, against unauthorized access, use, modification, disclosure or other misuse, including through administrative, technical and physical safeguards, such as backup, anti-virus, security and disaster recovery technology, policies and procedures consistent with applicable legal and regulatory standards and customary industry practices.

(c) Neither the Company nor any Subsidiary of the Company has received any written notice or complaint of any claims, investigation or inquiries from any Person, or provided any notice to any Person, with respect to any material violation of their privacy, data security, and data protection practices or obligations, or any information security-related incidents, nor to the knowledge of the Company, has any such notice or complaint been threatened in writing against the Company or any of the Company’s Subsidiaries.

Section 4.23. Environmental Matters.

(a) The Company, its Subsidiaries, and each property or facility at any time owned, leased, or operated by the Company or any of its Subsidiaries, are and, except for matters which have been fully resolved, have been in material compliance with all Environmental Laws.

(b) The Company and its Subsidiaries have obtained, hold, are, and have been, in material compliance with all permits required under Environmental Laws to permit each of the Company and its Subsidiaries to operate their assets and to conduct their business except as would not reasonably be expected to result in a Company Material Adverse Effect.

(c) Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other Person has released, manufactured, handled, stored, generated, treated, transported, discharged, emitted, or disposed any Hazardous Material (i) at, in, on or under any Leased Real Property; (ii) to the knowledge of the Company, at, in, on, to, from, or under any property or facility formerly owned, leased or operated by the Company or any of the Company’s Subsidiaries during the time that the Company or any of the Company’s Subsidiaries owned, operated or leased such property or facility; or (iii) to the knowledge of the Company, at, in, on, to, from or under any other location in each case in a manner that would be reasonably likely to give rise to any liability of the Company or any of its Subsidiaries, that would, individually or in the aggregate, be material to the business of the Company and its Subsidiaries, taken as a whole.

(d) Neither the Company nor its Subsidiaries are subject to any current Governmental Order relating to any material non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

(e) No material Legal Proceeding is pending or, to the knowledge of the Company, threatened with respect to the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such a Legal Proceeding.

(f) The Company has made available to Acquiror all material environmental reports, assessments, audits and inspections and any material communications or notices from or to any Governmental Authority concerning any material non-compliance of the Company or any of the Company’s Subsidiaries with, or liability of the Company or any of the Company’s Subsidiaries under, Environmental Law.

Section 4.24. Absence of Changes. From the date of the most recent balance sheet included in the Financial Statements to the date of this Agreement, there has not been any Company Material Adverse Effect.

Section 4.25. Anti-Corruption Compliance; Anti-Money Laundering.

(a) For the past five (5) years, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, employee or agent acting on behalf of the Company or any of the Company’s Subsidiaries, has offered, promised, authorized, or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office; or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case in violation of the Anti-Bribery Laws.

(b) Each of the Company and its Subsidiaries has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(c) To the knowledge of the Company, as of the date of this Agreement, there are no current or pending internal investigations, third party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries.

(d) To the knowledge of the Company, as of the date of this Agreement, there are no current or pending internal investigations, third-party investigations (including by any Governmental Authority) or internal or external audits that address any allegations or information concerning possible violations of Anti-Money Laundering Laws related to the Company or any of its Subsidiaries in any material respect. During the past five (5) years, the Company and its Subsidiaries or, to the knowledge of the Company, any directors, officers, and agents acting on behalf of the Company or any of its Subsidiaries have been in compliance with all relevant Anti-Money Laundering Laws in all material respects.

Section 4.26. Sanctions and International Trade Compliance.

(a) The Company and its Subsidiaries (i) are, and have been for the past five (5) years, in compliance in all material respects with all International Trade Laws and Sanctions Laws; and (ii) have obtained all required Licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under the International Trade Laws and Sanctions Laws (the “Export Approvals”). The Company and its Subsidiaries will by the Closing have instituted and maintained policies and procedures reasonably designed to ensure compliance with International Trade Laws and Sanctions Laws. There are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to any International Trade Laws or Sanctions Laws or any Export Approvals.

(b) Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, or to the knowledge of the Company, employees or any of the Company’s or its Subsidiaries’ respective agents, representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries; (i) is, or has during the past five (5) years, been a Sanctioned Person; (ii) has been located, organized, or resident in a Sanctioned Country; or (iii) has transacted business directly or knowingly indirectly with any Sanctioned Person or in any Sanctioned Country in violation of applicable Sanctions Laws.

Section 4.27. Information Supplied. None of the information supplied or to be supplied by the Company or any of the Company’s Subsidiaries specifically in writing for inclusion in the Registration Statement will, at the date on which the Proxy Statement/Registration Statement is first mailed to the Acquiror Stockholders or at the time of the Acquiror Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.28. Customers and Suppliers.

(a) Section 4.28(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top ten (10) customers, the top ten (10) suppliers, service providers or manufacturers and the top ten (10) channel partners, in each case, based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the twelve-month period ending January 31, 2021 (each group of Persons, respectively, the “Top Customers,” “Top Suppliers” and “Top Channel Partners”).

(b) Except as set forth on Section 4.28(b) of the Company Disclosure Letter, none of the Top Customers, Top Suppliers or Top Channel Partners has, as of the date of this Agreement, notified the Company or any of the Company’s Subsidiaries in writing, or to the Company’s knowledge, verbally: (i) that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, exercise any contractual right of non-renewal, materially limit or materially alter and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement); or (ii) that it is in a material dispute with the Company or its Subsidiaries or their respective businesses.

Section 4.29. Government Contracts. Other than as set forth on Section 4.29 of the Company Disclosure Letter, the Company is not party to: (i) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company or any of its Subsidiaries, on one hand, and any Governmental Authority, on the other hand; or (ii) any subcontract or other Contract by which the Company or one of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services, in each case, in excess of $1,000,000.

Section 4.30. Sufficiency of Assets. Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the tangible and intangible assets owned, licensed or leased by the Company and its Subsidiaries constitute all of the assets reasonably necessary for the continued conduct of the business of the Company and its Subsidiaries after the Closing in the ordinary course.

Section 4.31. Related Party Transactions. Except as set forth on Section 4.31 of the Company Disclosure Letter, there are no material transactions or Contracts between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company, present officer or director of the Company, beneficial owner (within the meaning of Section 13(d) of the Exchange

Act) of Company Capital Stock constituting, as of the date of this Agreement, more than 5% of the total number of Company Capital Stock on a fully diluted basis, calculated as of the date of this Agreement (each of the foregoing, a “Company Related Party”), on the other hand, except, in each case, for (a) Contracts and arrangements related or incidental to any Company Related Party’s employment or retention as a director or other service provider by the Company or any of its Subsidiaries (including compensation, benefits and advancement or reimbursement of expenses), (b) loans to employees or other service providers of the Company or any of its Subsidiaries in the ordinary course of business consistent with applicable Company policies and arrangements related or incidental thereto and (c) Contracts relating to a Company Related Party’s status as a holder of Company Capital Stock of the Company.

Section 4.32. No Outside Reliance. Notwithstanding anything contained in this Agreement, the Company, and any of its directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that the Company has made its own investigation of Acquiror and Merger Sub and that neither Acquiror nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by Acquiror or Merger Sub in Article V, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror or the Merger Sub. Except as otherwise expressly set forth in this Agreement, the Company understands and agrees that any assets, properties and business of the Acquiror and the Merger Sub are furnished “as is,” “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article V, with all faults and without any other representation or warranty of any nature whatsoever.

Section 4.33. No Additional Representation or Warranties. Except as provided in this Article IV, neither the Company nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or Merger Subs or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or Merger Subs or their Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUBS

Except as set forth in (i) in the case of Acquiror, any Acquiror SEC Filings filed or submitted on or prior to the date hereof (excluding (A) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (B) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such Acquiror SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 5.1, Section 5.2, Section 5.8, Section 5.12 and Section 5.15); or (ii) in the case of Acquiror and Merger Subs, in the disclosure letter delivered by Acquiror and Merger Subs to the Company (the “Acquiror Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article V), Acquiror and Merger Sub represent and warrant to the Company as follows:

Section 5.1. Company Organization. Each of Acquiror, First Merger Sub and Second Merger Sub has been duly incorporated, organized or formed and is validly existing as a corporation or company in good standing under the Laws of the state of Delaware, and has the requisite corporate or company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of Acquiror’s Governing Documents and the Governing Documents of Merger Subs, in each case, as amended to the date of this Agreement, previously delivered by Acquiror to the Company, are true, correct and complete. Merger Subs have no assets or operations other than those required to effect the transactions contemplated hereby. All of the equity interests of Merger Subs are held directly by Acquiror. Each of Acquiror, First Merger Sub and Second Merger Sub is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, be material to Acquiror.

Section 5.2. Due Authorization.

(a) Each of Acquiror, First Merger Sub and Second Merger Sub has all requisite corporate and company power and authority, as applicable, to (i) execute and deliver this Agreement and the documents contemplated hereby; and (ii) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (i) duly and validly authorized and approved by the Board of Directors of Acquiror and by Acquiror as the sole shareholder or sole member, as applicable, of First Merger Sub and Second Merger Sub; and (ii) determined by the Board of Directors of Acquiror as advisable to Acquiror and the Acquiror Stockholders and recommended for approval by the Acquiror Stockholders. No other company proceeding on the part of Acquiror or Merger Subs is necessary to authorize this Agreement and the documents contemplated hereby (other than the Acquiror Stockholder Approval). This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by each of Acquiror, First Merger Sub and Second Merger Sub, and this Agreement constitutes, and at or prior to the Closing, the other documents contemplated hereby will constitute, a legal, valid and binding obligation of each of Acquiror, First Merger Sub and Second Merger Sub, enforceable against Acquiror and Merger Subs in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) Assuming that a quorum (as determined pursuant to Acquiror’s Governing Documents) is present:

(i) The Transaction Proposal identified in clause (A) of Section 8.2(b) shall require approval by the affirmative vote of the holders of (i) at least a majority of the outstanding shares of Acquiror Class B Common Stock, and (ii) at least a majority of the outstanding Acquiror Common Stock entitled to vote thereon, voting as a single class, at a stockholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose; and

(ii) each of those Transaction Proposals identified in clauses (B), (C), (D), and if necessary, (G), of Section 8.2(b), in each case, shall require approval by an affirmative vote of at least a majority of the outstanding Acquiror Common Shares, entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a stockholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose;

in the case of each of (i) and (ii), as determined in accordance with the Acquiror’s Governing Documents, the DGCL and the rules of the NYSE, as applicable.

(c) Other than, if necessary, votes on those Transaction Proposals identified in clauses (E) and (F) of Section 8.2(b), the foregoing votes are the only votes of any of Acquiror’s share capital necessary in connection with entry into this Agreement by Acquiror and Merger Subs and the consummation of the transactions contemplated hereby, including the Closing.

(d) At a meeting duly called and held, the Board of Directors of Acquiror has unanimously approved the transactions contemplated by this Agreement as a Business Combination.

Section 5.3. No Conflict. Subject to the Acquiror Stockholder Approval, the execution and delivery of this Agreement by Acquiror and Merger Subs and the other documents contemplated hereby by Acquiror and Merger Subs and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Acquiror or Merger Subs; (ii) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Acquiror or Merger Subs; (iii) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Acquiror or Merger Subs are a party or by which Acquiror or Merger Subs may be bound, or terminate or result in the termination of any such Contract; or (iv) result in the creation of any Lien upon any of the properties or assets of Acquiror or Merger Subs, except, in the case of clauses (ii) through (iv), to the extent that the occurrence of the foregoing would not (A) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Subs to enter into and perform their obligations under this Agreement; or (B) be material to Acquiror.

Section 5.4. Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened Legal Proceedings against Acquiror or Merger Subs, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There are no investigations or other inquiries pending or, to the knowledge of Acquiror, threatened by any Governmental Authority, against Acquiror or Merger Subs, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There is no outstanding Governmental Order imposed upon Acquiror or Merger Subs, nor are any assets of Acquiror’s or each Merger Sub’s respective businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to Acquiror. As of the date hereof, each of Acquiror, First Merger Sub and Second Merger Sub is in compliance with all applicable Laws in all material respects. For the past three (3) years, Acquiror and Merger Subs have not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to Acquiror.

Section 5.5. SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since March 9, 2021, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Acquiror SEC Filings”). Each of the Acquiror SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date of this Agreement (including in connection with the Warrant Accounting Issue). To resolve the Warrant Accounting Issue, Acquiror’s Form 10-Q for the quarterly period ended March 31, 2021 filed on June 4, 2021 with the SEC classified Acquiror Warrants as derivative liabilities measured at fair value on the Acquiror Financial Statements (the “Warrant Liabilities”).

Section 5.6. Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror, including its consolidated Subsidiaries, if any, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Since March 9, 2021, Acquiror has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror Financial Statements for external purposes in accordance with GAAP.

(b) As of the date of this Agreement, each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(c) Since March 31, 2021, Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange (the “NYSE”). The Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the NYSE. There is no Legal Proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the NYSE or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or prohibit or terminate the listing of Acquiror Class A Common Stock on the NYSE.

(d) The Acquiror SEC Filings contain a true and complete copy of the unaudited condensed balance sheet as of March 31, 2021, condensed statement of cash flows for the three months ended March 31, 2021, and condensed statement of operations, and changes in stockholders’ equity of Acquiror for the three months ended March 31, 2021, together with the auditor’s reports therein (together with any additional financial statements of Acquiror included in the Acquiror SEC Filings filed on or following the date of this Agreement, the “Acquiror Financial Statements”). Except as disclosed in the Acquiror SEC Filings, the Acquiror Financial Statements: (i) fairly present in all material respects the financial position of Acquiror, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended; (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto); and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(e) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror; (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror; or (iii) any claim or allegation regarding any of the foregoing.

Section 5.7. Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or other Person is required on the part of Acquiror or Merger Subs with respect to Acquiror’s or any Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act; and (ii) consent of the FCC and NOAA as contemplated by Section 8.1.

Section 5.8. Trust Account. As of the date of this Agreement, Acquiror has at least $345,000,000.00 in the Trust Account (including, if applicable, an aggregate of approximately $12,075,000.00 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of March 4, 2021, between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than stockholders of Acquiror holding Acquiror Common Shares sold in Acquiror’s initial public offering who shall have elected to redeem their shares of Acquiror Common Stock pursuant to Acquiror’s Governing Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Share Redemptions. There are no claims or proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to Acquiror’s Governing Documents shall terminate, and as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to Acquiror’s Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. To Acquiror’s knowledge, as of the date of this Agreement, following the Effective Time, no Acquiror Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Stockholder is exercising an Acquiror Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Acquiror nor any Merger Sub have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror and Merger Subs on the Closing Date.

Section 5.9. Investment Company Act; JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.10. Absence of Changes. Since March 4, 2021, there has not been any Event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Subs to enter into and perform their obligations under this Agreement.

Section 5.11. No Undisclosed Liabilities. Except for any fees and expenses payable by Acquiror or Merger Subs as a result of or in connection with the consummation of the transactions contemplated hereby, there is no liability, debt or obligation of or claim or judgment against Acquiror or Merger Subs (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (i) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Acquiror SEC Filings; (ii) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of business of Acquiror and Merger Subs; or (iii) which would not be, or would not reasonably be expected to be, material to Acquiror.

Section 5.12. Capitalization of Acquiror.

(a) As of the date of this Agreement, the authorized share capital of Acquiror is $401,000,000 divided into (i) 380,000,000 shares of Acquiror Class A Common Stock, 34,500,000 of which are issued and outstanding as of the date of this Agreement; (ii) 20,000,000 shares of Acquiror Class B Common Stock, of which 8,625,000 shares are issued and outstanding as of the date of this Agreement; and (iii) 1,000,000 preference shares of par value $0.0001 each, of which no shares are issued and outstanding as of the date of this Agreement ((i), (ii) and (iii) collectively, the “Acquiror Securities”). The foregoing represents all of the issued and outstanding Acquiror Securities as of the date of this Agreement. All issued and outstanding Acquiror Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) Acquiror’s Governing Documents, and (B) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(b) Subject to the terms of conditions of the Warrant Agreement, the Acquiror Warrants will be exercisable after giving effect to the Mergers for one share of Acquiror Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) per share. As of the date of this Agreement, 6,900,000 Acquiror Common Warrants and 5,933,333 Acquiror Private Placement Warrants are issued and outstanding. The Acquiror Warrants are not exercisable until the later of (i) March 9, 2022; and (ii) thirty (30) days after the Closing. All outstanding Acquiror Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) Acquiror’s Governing Documents and (B) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound. Except for the Subscription Agreements, Acquiror’s Governing Documents and this Agreement, there are no outstanding Contracts of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Securities.

(c) Except as set forth in this Section 5.12 or as contemplated by this Agreement or the other documents contemplated hereby, and other than in connection with the PIPE Investment, Acquiror has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Acquiror Securities or the value of which is determined by reference to the Acquiror Securities, and there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any of its Acquiror Securities.

(d) The Aggregate Merger Consideration, the Contingent Consideration and the Acquiror Common Shares, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Acquiror’s Governing Documents, or any Contract to which Acquiror is a party or otherwise bound.

(e) On or prior to the date of this Agreement, Acquiror has entered into Subscription Agreements, in the form attached to Section 5.12(e) of the Acquiror Disclosure Letter, with PIPE Investors, true and correct copies of which have been provided to the Company prior to the date of this Agreement, pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed, in connection with the transactions contemplated hereby, to purchase from Acquiror, shares of Acquiror Class A Common Stock for a PIPE Investment Amount of $200,000,000 (such amount, the “Minimum PIPE Investment Amount”), $7,000,000 of which is in respect of such shares to be so purchased by one or more PIPE Investors set forth on Annex I to Section 5.12(e) of the Acquiror Disclosure Letter. On or prior to the date of this Agreement, Acquiror has identified to the Company each of the PIPE Investors (or has caused the identification of each such PIPE Investor to the Company) and, to the knowledge of Acquiror, the Company has not exercised its right to reasonably object to any such PIPE Investor as of the date of this Agreement. Such Subscription Agreements are in full force and effect with respect to, and binding on, Acquiror and, to the knowledge of Acquiror, on each PIPE Investor party thereto, in accordance with their terms.

(f) Acquiror has no Subsidiaries apart from Merger Subs, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.

Section 5.13. Brokers’ Fees. Except fees described on Section 5.13 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates. True, correct and complete copies of all Contracts, agreements and arrangements (including engagement letters) between Acquiror and the parties set forth on Section 5.13 of the Acquiror Disclosure Letter as in effect as of the date of this Agreement have previously been made available to the Company.

Section 5.14. Indebtedness. Neither Acquiror nor Merger Subs has any Indebtedness other than the Warrant Liabilities.

Section 5.15. Taxes.

(a) All material Tax Returns required to be filed by Acquiror or Merger Subs have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects. Neither Acquiror nor any Merger Sub is currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business.

(b) All material Taxes due and payable (whether or not shown on any Tax Return) by Acquiror or Merger Subs have been timely paid in full to the appropriate taxing authorities on or prior to the Closing Date, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(c) Acquiror and Merger Subs have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and otherwise complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(d) There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of Acquiror or Merger Subs.

(e) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against Acquiror or Merger Subs that remains unresolved or unpaid.

(f) Neither Acquiror nor any Merger Sub is currently or has been the subject of an audit or other examination relating to Taxes by the taxing authorities of any nation, state or locality (and no such audit is pending or, to the knowledge of Acquiror, contemplated) nor has Acquiror nor any Merger Sub received any written notices from any taxing authority that such an audit or examination is pending.

(g) Neither Acquiror nor any Merger Sub (i) has entered into a written agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of Acquiror or Merger Subs, as applicable, that has not expired; or (ii) is presently contesting the Tax liability of Acquiror or Merger Subs, as applicable, before any taxing authority or other Governmental Authority.

(h) Neither Acquiror nor any Merger Sub has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any material Taxes.

(i) No written claim has been made by any Governmental Authority where Acquiror or Merger Subs do not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(j) Neither Acquiror nor any Merger Sub is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between Acquiror and/or Merger Subs and customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes).

(k) Neither Acquiror nor any Merger Sub has been a party to any transaction treated by the parties as a distribution of stock qualifying for tax-deferred treatment under Section 355 of the Code.

(l) Neither Acquiror nor any Merger Sub has been included in any “consolidated,” “unitary,” or “combined” Tax Return provided for under the Law of the United States, any non-U.S. jurisdiction or any state, province, prefect or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a group of which Acquiror and Merger Subs are the only members).

(m) Neither Acquiror nor any Merger Sub (i) is liable for Taxes of any other Person (other than Acquiror or Merger Subs) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor, or by Contract (other than customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is Acquiror or Merger Subs.

(n) Neither Acquiror nor any Merger Sub has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(o) Neither the Acquiror nor any Merger Sub will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition by the Acquiror or Merger Subs made on or prior to the Closing; (ii) prepaid amount received or deferred revenue realized or received by the Acquiror or Merger Subs prior to the Closing; (iii) change in method of accounting of Acquiror or Merger Subs for a taxable period (or portion thereof) ending on or prior to the Closing Date made or required to be made prior to the Closing; (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed by the Acquiror or Merger Subs prior to the Closing; or (v) any inclusion under Section 965 of the Code.

(p) Acquiror and Merger Subs have not taken any action, nor to the knowledge of Acquiror are there any facts or circumstances, that would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

(q) Acquiror has been treated as a C corporation for U.S. federal, state and local income tax purposes since the date of its formation.

(r) Neither Acquiror nor any Merger Sub has an office, permanent establishment, branch or other activities outside the jurisdiction of its incorporation.

(s) All material transactions entered into between or among Acquiror and any Merger Sub have been entered into on terms that would properly be considered arm’s length, consistent in all material respects with what would have been agreed to between unrelated third parties, and no material adjustment is required with respect to any such transactions pursuant to Section 482 of the Code or any similar provision of any state, local or foreign Law.

Section 5.16. Business Activities.

(a) Since formation, neither Acquiror nor any Merger Sub have conducted any business activities other than activities related to Acquiror’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in Acquiror’s Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon Acquiror or Merger Subs or to which Acquiror or Merger Subs are a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or Merger Subs or any acquisition of property by Acquiror or Merger Subs or the conduct of business by Acquiror or Merger Subs as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Acquiror or Merger Subs.

(b) Except for Merger Subs and the transactions contemplated by this Agreement and the Ancillary Agreements, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, Acquiror has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated by this Agreement and the Ancillary Agreements, Merger Subs do not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c) First Merger Sub and Second Merger Sub were formed solely for the purpose of effecting the transactions contemplated by this Agreement and have not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and have no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to their respective formations.

(d) As of the date hereof and except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith), neither Acquiror nor Merger Subs are party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $500,000 in the aggregate with respect to any individual Contract, other than Working Capital Loans. As of the date hereof, there are no amounts outstanding under any Working Capital Loans.

Section 5.17. NYSE Stock Market Quotation. The Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the NYSE under the symbol “DMYQ.” The Acquiror Common Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “DMYQ WS.” As of the Closing, after giving effect to the transactions contemplated by this Agreement (and by the other agreements contemplated hereby) to occur prior to the Closing, the Acquiror Common Stock and the Acquiror Warrants will be registered pursuant to Section 12(b) of the Exchange Act and listed for trading on the NYSE. Acquiror is in compliance with the rules of the NYSE and there is no Action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the NYSE or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or Acquiror Warrants or terminate the listing of Acquiror Class A Common Stock or Acquiror Warrants on the NYSE. None of Acquiror, Merger Subs or their respective Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement.

Section 5.18. Registration Statement, Proxy Statement and Proxy Statement/Registration Statement. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, the Proxy Statement and the Prospectus (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing pursuant to Rule 424(b) and/or Section 14A, the date the Proxy Statement/Registration Statement and the Proxy Statement, as applicable, is first mailed to the Acquiror Stockholders and certain of the Company’s stockholders, as applicable, and at the time of the Acquiror Stockholders’ Meeting, the Proxy Statement/Registration Statement and the Proxy Statement, as applicable (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement.

Section 5.19. Other Businesses. As of the date of this Agreement, none of Acquiror, Acquiror’s Affiliates or either Merger Sub owns more than ten percent (10%) of the voting securities of or controls or operates any business engaged in, or that competes with, any of the lines of business in which the Company is engaged.

Section 5.20. No Outside Reliance. Notwithstanding anything contained in this Agreement, each of Acquiror, First Merger Sub and Second Merger Sub, and any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is,” “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.

Section 5.21. No Additional Representation or Warranties. Except as provided in this Article V, neither Acquiror nor any Merger Sub nor any their respective Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates. Without limiting the foregoing, the Company acknowledges that the Company and its advisors, have made their own investigation of Acquiror, Merger Subs and their respective Subsidiaries and, except as provided in this Article V, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror, Merger Subs or any of their respective Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror, Merger Subs and their respective Subsidiaries as conducted after the Closing, as contained in any materials provided by Acquiror, Merger Subs or any of their Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise.

ARTICLE VI

COVENANTS OF THE COMPANY

Section 6.1. Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as otherwise explicitly contemplated by this Agreement or the Ancillary Agreements or required by Law or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use reasonable best efforts to operate the business of the Company in the ordinary course consistent with past practices. Without limiting the generality of the foregoing, except as set forth on Section 6.1 of the Company Disclosure Letter or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) the Company shall not, and the Company shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement or the Ancillary Agreements or required by Law:

(a) change or amend the Governing Documents of the Company (other than as contemplated by the Restated Company Certificate);

(b) make or declare any dividend or distribution to the stockholders of the Company or make any other distributions in respect of any of the Company Capital Stock or equity interests;

(c) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company Capital Stock or equity interests in a manner that would increase the Aggregate Merger Consideration payable to the stockholders of the Company;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Company, except for (i) the acquisition by the Company of any shares of capital stock, membership interests or other equity interests of the Company or of any Company Options or Company Restricted Stock Unit Awards in connection with the repurchase, forfeiture or cancellation of such interests, Company Options, and Company Restricted Stock Unit Awards; (ii) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options in order to pay the exercise price of the Company Options; and (iii) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to the Company Options and Company Restricted Stock Unit Awards;

(e) enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any Contract of a type required to be listed on Section 4.12(a) of the Company Disclosure Letter, or any Real Property Lease or FCC or NOAA Licenses, in each case, other than in the ordinary course of business, as required by Law or as expressly permitted under this Section 6.1;

(f) sell, assign, transfer, license, sublicense, convey, lease, covenant not to assert, pledge or otherwise encumber or subject to any Lien, abandon, cancel, let lapse, or otherwise dispose of any material tangible assets or properties of the Company or its Subsidiaries, except for (i) the sale of inventory in the ordinary course of business consistent with past practice; (ii) dispositions of obsolete or worthless equipment; (iii) transactions among the Company and its Subsidiaries or among its Subsidiaries; and (iv) transactions in the ordinary course of business;

(g) acquire any ownership interest in any real property;

(h) except as otherwise required by Law, existing Company Benefit Plans or the Contracts listed on Section 4.12(a) of the Company Disclosure Letter, (i) grant any severance, retention, change in control or termination or similar payment, other than in the ordinary course of business consistent with past practice; (ii) terminate, adopt, enter into or materially amend or grant any new non-equity-based awards under any Company Benefit Plan or any plan, policy, practice, program, agreement or other arrangement that would be deemed a Company Benefit Plan if in effect as of the date of this Agreement, other than in the ordinary course of business consistent with past practice; (iii) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except such increases to any such individuals who are not directors or officers of the Company or its Subsidiaries in the ordinary course of business consistent with past practice; (iv) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries; (v) hire or engage any new employee or individual independent contractor if such new employee or individual independent contractor will receive annual base compensation in excess of $350,000, other than in the ordinary course of business consistent with past practice; or (vi) terminate the employment or engagement other than for cause, death or disability, of any employee with a title of senior vice president or above;

(i) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(j) incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness in excess of $20,000,000, other than in connection with borrowings, extensions of credit and other financial accommodations under the Company’s existing credit facilities, notes and other existing Indebtedness and, in each case, any refinancings thereof, provided, that, in no event shall any such borrowing, extension of credit or other financial accommodation be subject to any prepayment fee or penalty or similar arrangement or amend, restate or modify in a manner materially adverse to the Company any terms of or any agreement with respect to any such outstanding Indebtedness (when taken as a whole) other than with respect to the Company Note Conversion;

(k) (i) make, change or revoke any material election in respect of Taxes; (ii) amend, modify or otherwise change any filed Tax Return in a manner that is material to the Company or its Subsidiaries; (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes; (iv) enter into any closing agreement in respect of material Taxes executed on or prior to the Closing Date or enter into any Tax sharing or similar agreement (other than customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes); (v) settle or compromise any claim or assessment in respect of material Taxes; (vi) surrender or allow to expire any right to claim a refund of material Taxes; (vii) file any Tax Return of the Company or its Subsidiaries in a manner that is inconsistent with the past practices of the Company; or (viii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;

(l) take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment;

(m) authorize for issuance, issue, sell, transfer, encumber, dispose or deliver any additional shares of Company Capital Stock or securities exercisable or exchangeable for or convertible into Company Capital Stock or grant any additional equity or equity-based compensation other than (i) upon the exercise or settlement of Company Options or Company Restricted Stock Unit Awards under the Company Incentive Plans and applicable award agreement outstanding on the date of this Agreement in accordance with their terms as in effect as of the date of this Agreement; (ii) as required to comply with any Company Benefit Plan as in effect on the date of this Agreement; (iii) upon the exercise of any Company Warrant and (iv) upon the Company Note Conversion;

(n) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Mergers);

(o) waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Legal Proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises are covered by insurance or involve only the payment of monetary damages in an amount less than $1,000,000 in the aggregate;

(p) (A) sell, assign, transfer, license, sublicense, covenant not to assert, pledge, encumber, subject to a Lien (other than a Permitted Lien), or grant to, or agree to grant to, any Person rights in or to any Company IP that is material to the Company and its Subsidiaries, (other than non-exclusive licenses and sublicenses of Company IP granted in the ordinary course of business consistent with past practice), or dispose of, cancel, abandon or permit to lapse any rights to any Company Intellectual Property that is material to the Company and its Subsidiaries, except for the expiration of Company Registered Intellectual Property in accordance with the applicable statutory term, or (B) subject any material Company IP to any Copyleft Licenses;

(q) disclose or agree to disclose to any Person (other than Acquiror or any of its representatives) any material trade secret or any other material confidential information of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice and pursuant to confidentiality agreements containing obligations to maintain the confidentiality thereof;

(r) make or commit to make capital expenditures other than in an amount not in excess of the amount set forth on Section 6.1(r) of the Company Disclosure Letter, in the aggregate;

(s) manage the Company’s and its Subsidiaries’ working capital in a manner other than in the ordinary course of business consistent with past practice;

(t) enter into or extend any collective bargaining agreement or similar labor agreement, other than as required by applicable Law, or recognize or certify any labor union, labor organization, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;

(u) terminate without replacement or fail to use reasonable efforts to maintain any License material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;

(v) (i) limit the right of the Company or any of the Company’s Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person; or (ii) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole;

(w) terminate without replacement or amend in a manner materially detrimental to the Company and its Subsidiaries, taken as a whole, any material insurance policy insuring the business of the Company or any of the Company’s Subsidiaries;

(x) cease conducting, or enter into any new line of business outside of the business currently conducted by the Company and its Subsidiaries as of the date of this Agreement;

(y) make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law; or

(z) enter into any agreement to do any action prohibited under this Section 6.1.

Section 6.2. Inspection. Subject to confidentiality obligations that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law: (i) the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access during the Interim Period (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company and its Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company; and (ii) the Company shall, and shall cause its Subsidiaries to, provide to Acquiror and, if applicable, its accountants, counsel or other representatives: (A) such information and such other materials and resources relating to any Legal Proceeding initiated, pending or threatened during the Interim Period, or to the compliance and risk management operations and activities of the Company and its Subsidiaries during the Interim Period, in each case, as Acquiror or such representative may reasonably request; (B) prompt written notice of any material status updates in connection with any such Legal Proceedings or otherwise relating to any compliance and risk management matters or decisions of the Company or its Subsidiaries; and (C) copies of any communications sent or received by the Company or its Subsidiaries in connection with such Legal Proceedings, matters and decisions (and, if any such communications occurred orally, the Company shall, and shall cause its Subsidiaries to, memorialize such communications in writing to Acquiror). All information obtained by Acquiror, Merger Subs or their respective representatives pursuant to this Section 6.2 shall be subject to the Confidentiality Agreement.

Section 6.3. Preparation and Delivery of Additional Company Financial Statements.

(a) As soon as reasonably practicable following the date of this Agreement, the Company shall deliver to Acquiror audited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity and cash flows of the Company and its Subsidiaries as of and for the years ended January 31, 2020 and January 31, 2021, together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (collectively, the “PCAOB Financial Statements”); provided, that upon delivery of such PCAOB Financial Statements, such financial statements shall be deemed “Audited Financial Statements” for the purposes of this Agreement and the representation and warranties set forth in Section 4.8 shall be deemed to apply to such Audited Financial Statements with the same force and effect as if made as of the date of this Agreement.

(b) (i) If the Effective Time has not occurred prior to July 31, 2021, as soon as reasonably practicable following July 31, 2021, the Company shall deliver to Acquiror the unaudited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity, and cash flows of the Company and its Subsidiaries as of and for the three-month and six-month periods ending July 31, 2021 (the “Company Q2 Financial Statements”); and (ii) if the Effective Time has not occurred prior to October 31, 2021, as soon as reasonably practicable following October 31, 2021, the Company shall deliver to Acquiror the unaudited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity, and cash flows of the Company and its Subsidiaries as of and for the three-month and nine-month periods ending October 31, 2021 (the “Company Q3 Financial Statements” and, together with the Company Q2 Financial Statements, the “Updated Company Financial Statements”), which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided, that upon delivery of such Updated Company Financial Statements, the representations and warranties set forth in Section 4.8 shall be deemed to apply to the Updated Company Financial Statements with the same force and effect as if made as of the date of this Agreement.

(c) Upon delivery of such financial statements referred to in this Section 6.3, such financial statements shall be deemed “Financial Statements” for the purposes of this Agreement and the representation and warranties set forth in Section 4.8 shall be deemed to apply to such Financial Statements with the same force and effect as if such financial statements were attached in Section 4.8(a) of the Company Disclosure Letter as of the date of this Agreement.

Section 6.4. Affiliate Agreements. All Affiliate Agreements set forth on Section 6.4 of the Company Disclosure Letter shall be terminated or settled at or prior to the Closing without further liability to Acquiror, the Company or any of the Company’s Subsidiaries, in each case, except as otherwise set forth on Section 6.4 of the Company Disclosure Letter.

Section 6.5. Acquisition Proposals. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, the Company and its Subsidiaries shall not, and the Company shall instruct and use its reasonable best efforts to cause its representatives, not to, directly or indirectly: (i) initiate, solicit or engage in any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any of the Company’s Subsidiaries to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Company or any of the Company’s Subsidiaries in connection with an Acquisition Proposal; (ii) execute or enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other arrangement or agreement relating to an Acquisition Proposal; (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state; (iv) otherwise knowingly encourage or facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal; or (v) agree or otherwise commit to enter into or engage in any of the foregoing. The Company also agrees that immediately following the execution of this Agreement it shall, and shall cause each of its Subsidiaries and shall use its reasonable best efforts to cause its and their representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties and their respective representatives) conducted heretofore in connection with an Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal. The Company shall promptly (and in any event within two Business Days) notify, in writing, Acquiror of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, which notice shall include a summary of the material terms of such inquiry, proposal, offer or request for information. The Company shall promptly (and in any event within twenty-four (24) hours) keep Acquiror reasonably informed of any material developments with respect to any such inquiry, proposal, offer, request for information or Acquisition Proposal (including any material changes thereto).

ARTICLE VII

COVENANTS OF ACQUIROR

Section 7.1. Equity Plans.

(a) Prior to the Closing Date, Acquiror shall approve and adopt, subject to receipt of Acquiror Shareholder Approval: (i) an incentive equity plan (the “Incentive Equity Plan”); and (ii) an employee stock purchase plan (the “ESPP”), in each case, in form and substance reasonably acceptable to the Company in consultation with Acquiror and effective as of the Closing Date. The Incentive Equity Plan will provide for awards of Acquiror Common Stock with a total pool of shares equal to the sum of (i) 10% of the aggregate number of the sum of (x) shares of Acquiror Common Stock outstanding as of immediately after the Closing, (y) other securities outstanding as of immediately after the Closing convertible into Acquiror Common Stock and (z) a number of shares underlying the long-term performance incentive awards granted to the Company’s management team in connection with the Closing, plus (ii) an annual “evergreen” increase of 5% of the shares of Acquiror Common Stock outstanding as of the day prior to such increase, plus (iii) the maximum aggregate number of shares of Acquiror Common Stock that may be issued to holders of Company Awards pursuant to Section 3.3 hereof (the “Incentive Equity Plan Share Reserve”). The ESPP will provide for the grant of purchase rights with respect to Acquiror Common Stock with a total pool of shares equal to 2.5% of the aggregate number of the sum of (x) shares of Acquiror Common Stock outstanding as of immediately after the Closing and (y) other securities outstanding as of immediately after the Closing convertible into Acquiror Common Stock, with an annual “evergreen” increase of 1% of the shares of Acquiror Common Stock outstanding as of the day prior to such increase (the “ESPP Share Reserve”). The Incentive Equity Plan Share Reserve and the ESPP Share Reserve will be determined by the Company in consultation with Acquiror based upon benchmarking against peer companies and the recommendation of a compensation consultant engaged by the Company. Within two (2) Business Days following the expiration of the sixty (60) day period following the date Acquiror has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Acquiror shall file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to the Acquiror Common Stock issuable under the Incentive Equity Plan and the ESPP, and Acquiror shall use commercially reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plan and the ESPP remain outstanding.

(b) No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 7.1 are included for the sole benefit of Acquiror and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Acquiror, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 7.2. Trust Account. Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement): (i) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror (A) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (B) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to Acquiror Stockholders pursuant to the Acquiror Share Redemptions, and (2) pay all remaining amounts then available in the Trust Account to Acquiror for immediate use, subject to this Agreement and the Trust Agreement; and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 7.3. NYSE Listing. From the date hereof through the Effective Time, Acquiror shall ensure Acquiror remains listed as a public company on the NYSE, and shall prepare and submit to NYSE a listing application, if required under NYSE rules, covering the shares of Acquiror Class A Common Stock issuable in the Mergers, including any shares of Acquiror Common Stock issuable upon the achievement of the Contingent Milestones, and shall obtain approval for the listing of such shares of Acquiror Class A Common Stock and the Company shall reasonably cooperate with Acquiror with respect to such listing.

Section 7.4. No Solicitation by Acquiror. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, Acquiror shall not, and shall cause its Subsidiaries not to, and Acquiror shall instruct its and their representatives, not to: (i) make any proposal or offer that constitutes a Business Combination Proposal; (ii) initiate or have any discussions or negotiations with any Person with respect to a Business Combination Proposal; or (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with the Company and its respective representatives. From and after the date hereof, Acquiror shall, and shall instruct its officers and directors to, and Acquiror shall instruct and cause its representatives, its Subsidiaries and their respective representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Company and its representatives).

Section 7.5. Acquiror Conduct of Business.

(a) During the Interim Period, Acquiror shall, and shall cause Merger Subs to, except as contemplated by this Agreement (including as contemplated by the PIPE Investment) or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, except as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied),

Acquiror shall not, and Acquiror shall cause Merger Subs not to, except as otherwise contemplated by this Agreement (including as contemplated by the PIPE Investment) or the Ancillary Agreements or as required by Law:

(i) seek any approval from the Acquiror Stockholders, to change, modify or amend the Trust Agreement or the Governing Documents of Acquiror or Merger Subs, except as contemplated by the Transaction Proposals;

(ii) (A) make or declare any dividend or distribution to the stockholders of Acquiror or make any other distributions in respect of any of Acquiror’s or First Merger Sub Capital Stock or Second Merger Sub Units, share capital or equity interests; (B) split, combine, reclassify or otherwise amend any terms of any shares or series of Acquiror’s or First Merger Sub Capital Stock or Second Merger Sub Units or equity interests; or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Acquiror or Merger Subs, other than redemption of shares of Acquiror Class A Common Stock made as part of the Acquiror Share Redemptions;

(iii) (A) make or change any material election in respect of Taxes; (B) amend, modify or otherwise change any filed Tax Return in a manner that is material to Acquiror and Merger Subs; (C) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes; (D) enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement (other than customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes); (E) settle or compromise any claim or assessment in respect of material Taxes; (F) surrender or allow to expire any right to claim a refund of material Taxes; (G) file any Tax Return in a manner that is inconsistent with the past practices of Acquiror and Merger Subs; or (H) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;

(iv) take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment;

(v) other than as expressly required by the Sponsor Support Agreement, enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror or any Merger Sub (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(vi) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Acquiror or any of Acquiror’s Subsidiaries or guaranty any debt securities of another Person, other than any Indebtedness for borrowed money or guarantee (A) incurred in the ordinary course of business to fund Acquiror Transaction Expenses (which the parties agree shall include any Indebtedness in respect of any Working Capital Loan incurred in the ordinary course of business in an aggregate amount not to exceed $1,500,000); or (B) incurred between Acquiror and Merger Subs;

(vii) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than fees and expenses for professional services incurred in support of the transactions contemplated by this Agreement and the Ancillary Agreements or in support of the ordinary course operations of Acquiror (which the parties agree shall include any Indebtedness in respect of any Working Capital Loan incurred in the ordinary course of business in an aggregate amount not to exceed $1,500,000);

(viii) (A) issue any Acquiror Securities or securities exercisable for or convertible into Acquiror Securities, other than the issuance of the Aggregate Merger Consideration and other than as contemplated in the Insiders Letter Agreement; (B) grant any options, warrants or other equity-based awards with respect to Acquiror Securities not outstanding on the date hereof; or (C) amend, modify or waive any of the material terms or rights set forth in any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(ix) enter into, amend or modify, or agree to pay any discretionary amount under, any Contract with any broker, finder, or investment bank related to the Transaction; or

(x) enter into any agreement to do any action prohibited under this Section 7.5.

(b) During the Interim Period, Acquiror shall, and shall cause its Subsidiaries (including Merger Subs) to comply with, and continue performing under, as applicable, Acquiror’s Governing Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.

Section 7.6. Post-Closing Directors and Officers of Acquiror. Subject to the terms of the Acquiror’s Governing Documents, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time:

(a) the Board of Directors of Acquiror shall consist of a number of directors determined by the Company, which shall be divided into three classes serving staggered terms and initially include:

(i) one (1) Class II (as defined in the amended and restated certificate of incorporation in the form set forth on Exhibit A) director nominee, who shall be among the individuals listed on Section 7.6(a) of the Acquiror Disclosure Letter, pursuant to written notice to be delivered to the Company as soon as reasonably practicable following the date of this Agreement; and

(ii) the remaining director nominees to be designated by the Company pursuant to written notice to Acquiror as soon as reasonably practicable following the date of this Agreement;

(b) within one (1) year of the date upon which the Company no longer qualifies as a “controlled company” under Section 303A of the NYSE Listed Company Manual, the Board of Directors of Acquiror shall have a majority of “independent” directors for the purposes of NYSE rules, each of whom shall serve in such capacity in accordance with the terms of the Acquiror’s Governing Documents following the Effective Time; and

(c) the initial officers of Acquiror shall be as set forth on Section 2.6 of the Company Disclosure Letter (as may be updated by the Company prior to Closing following written notice to Acquiror), who shall serve in such capacity in accordance with the terms of Acquiror’s Governing Documents following the Effective Time.

Section 7.7. Indemnification and Insurance.

(a) From and after the Effective Time, Acquiror agrees that it shall indemnify and hold harmless each present and former director and officer of the (i) Company and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Company being acquired under this Agreement) (the “Company Indemnified Parties”); and (ii) Acquiror and each of its Subsidiaries (the “Acquiror Indemnified Parties” together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause its Subsidiaries to (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of Acquiror’s and its Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Governing Documents of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement; and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, each of the covenants in this Section 7.7.

(b) For a period of six (6) years from the Effective Time, Acquiror shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror’s, the Company’s or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Acquiror be required to pay (A) with respect to Acquiror, an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annualized premium payable by Acquiror for its current directors’ and officers’ liability insurance policy, or (B) with respect to the Company, an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annualized premium payable by the Company for such insurance policy for the year ended August 5, 2021; provided, however, that (i) each of Acquiror and the Company shall, to the extent reasonably available, cause coverage to be extended under each of Acquiror’s and the Company’s respective current directors’ and officers’ liability insurance by each obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of each of Acquiror’s and the Company’s current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time (such policies, with respect to Acquiror, the “Acquiror D&O Tail Policy” and with respect to the Company, the “Company D&O Tail Policy”); and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 7.7 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.7 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on Acquiror and all successors and assigns of Acquiror. In the event that Acquiror or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror shall ensure that proper provision shall be made so that the successors and assigns of Acquiror shall succeed to the obligations set forth in this Section 7.7.

(d) On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing.

Section 7.8. Acquiror Public Filings. From the date hereof through the Effective Time, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 7.9. PIPE Subscriptions. Unless otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), Acquiror shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements. Subject to the immediately preceding sentence, Acquiror shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Acquiror the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms; provided that in no event shall Acquiror or Merger Subs be obligated to pay any amount or grant any concession to a PIPE Investor in connection with taking any such action except for a concession reasonably requested by the Company that is contingent upon the Closing and would not result in a failure to meet the Minimum PIPE Investment Amount.

ARTICLE VIII

JOINT COVENANTS

Section 8.1. HSR Act; Other Filings.

(a) In connection with the transactions contemplated hereby, each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act (the “HSR Filing”). Each of the Company and Acquiror shall substantially comply with any Antitrust Information or Document Requests.

(b) Each of the Company and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to) request early termination of any waiting period under the HSR Act and (i) obtain termination or expiration of the waiting period under the HSR Act; and (ii) prevent the entry, in any Legal Proceeding brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby.

(c) Each of the Company and Acquiror shall comply promptly (but in no event later than ten (10) Business Days after the date hereof), as required, to file all necessary applications: (i) with the FCC, requesting consent to the change of control of the Company and to the assignment of the Company’s or its Subsidiaries’ Licenses issued by the FCC to the Surviving Entity, each as contemplated by this Agreement and (ii) with the NOAA, requesting consent to the modification of the Company’s or its Subsidiaries’ Licenses issued by the NOAA to effect the transactions contemplated by this Agreement. The parties shall furnish each other with such information and assistance as the other may reasonably request in connection with their preparation and prosecution of such applications. In addition, the parties shall agree to any extensions of the NOAA review period (but in no event beyond the Agreement Deadline) as reasonably necessary to effect the transactions contemplated by this Agreement.

(d) Acquiror shall cooperate in good faith with Governmental Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated hereby as soon as practicable (but in any event prior to the Agreement Deadline) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Mergers.

(e) With respect to each of the above filings, and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, other than a so called “second request” under the HSR Act, each of the Company and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to): (i) diligently and expeditiously defend and obtain any necessary clearance, approval, consent, or Governmental Authorization under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any material notices or material written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any material proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided, that none of the parties shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other parties. To the extent not prohibited by Law, the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

Section 8.2. Preparation of Registration Statement and Proxy Statement/Registration Statement; Stockholders’ Meeting and Approvals.

(a) Registration Statement and Prospectus.

(i) As promptly as practicable after the execution of this Agreement and receipt of the PCAOB Financial Statements, (A) Acquiror and the Company shall jointly prepare and Acquiror shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Acquiror Stockholders relating to the Acquiror Stockholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”); and (B) Acquiror shall prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Prospectus”, and together with the Proxy Statement and the Registration Statement, the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of the shares of Acquiror Common Stock that constitute the Aggregate Merger Consideration and the Contingent Consideration (the “Registration Statement Securities”). Each of Acquiror and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Acquiror also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the

Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equity holders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including the NYSE) in connection with the Mergers and the other transactions contemplated hereby (the “Offer Documents”). Acquiror will cause the Proxy Statement and the Registration Statement to be mailed to the Acquiror Stockholders in each case promptly after the Registration Statement is declared effective under the Securities Act. Notwithstanding anything to the contrary in this Agreement, in the event there is any tax opinion, comfort letter or other opinion required to be provided in connection with the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement, nothing in this Agreement shall require Acquiror’s counsel or tax advisors to provide an opinion that the Mergers qualify for the Intended Tax Treatment; provided, however, that in connection with any such required tax opinion, comfort letter or other opinion, Acquiror shall use reasonable efforts to cooperate, and to cause its counsel and tax advisors to cooperate, in good faith with the Company and its counsel and tax advisors in connection with providing such required tax opinion, comfort letter or other opinion, including by providing reasonable and customary factual support letters.

(ii) To the extent not prohibited by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement for additional information. To the extent not prohibited by Law, the Company and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Acquiror shall provide the Company and its counsel with (A) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications; and (B) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii) Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading; or (B) the Proxy Statement will, at the date it is first mailed to the Acquiror Stockholders and at the time of the Acquiror Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If at any time prior to the Effective Time any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Stockholders or the stockholders of the Company, as applicable.

(b) Acquiror Stockholder Approval. Acquiror shall (i) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (A) cause the Proxy Statement to be disseminated to Acquiror Stockholders in compliance with applicable Law; (B) solely with respect to the following clause (1), duly (1) give notice of and (2) convene and hold a meeting of its stockholders (the “Acquiror Stockholders’ Meeting”) in accordance with Acquiror’s Governing Documents and Section 312.03 of the NYSE Listing Rules for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective; and (C) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Transaction Proposals; and (ii) provide its stockholders with the opportunity to elect to effect an Acquiror Share Redemption. Acquiror shall, through its Board of Directors, recommend to its stockholders the (A) amendment and restatement of Acquiror’s Certificate of Incorporation, in the form attached as Exhibit A to this Agreement (as may be subsequently amended by mutual written agreement of the Company and Acquiror at any time before the effectiveness of the Registration Statement), including any separate or unbundled advisory proposals as are required to implement the foregoing and approval of the change of Acquiror’s name to a name reasonably determined by the Company, which name shall include the word “Planet”; (B) the adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations; (C) approval of the issuance of shares of Acquiror Common Stock in connection with the Mergers and pursuant to the rules of the NYSE as contemplated by the Subscription Agreements with the applicable PIPE Investors; (D) approval of the adoption by Acquiror of the Incentive Equity Plan and ESPP described in Section 7.1; (E) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto; (F) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby; and (G) adjournment of the Acquiror Stockholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (G), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement. The Board of Directors of Acquiror shall not withdraw, amend, qualify or modify its recommendation to the stockholders of Acquiror that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the stockholders of Acquiror described in the Recitals hereto, a “Modification in Recommendation”), provided, that if at any time prior to obtaining the Acquiror Stockholder Approval, the Board of Directors of Acquiror determines in good faith after consultation with outside legal counsel, in response to an Intervening Event, that the failure to make a Modification in Recommendation would constitute a violation of its fiduciary duties under applicable Law, the Board of Directors of Acquiror may make a Modification in Recommendation. To the fullest extent permitted by applicable Law, (i) Acquiror’s obligations to establish a record date for, duly call, give notice of, convene and hold the Acquiror Stockholders’ Meeting shall not be affected by any Modification in Recommendation; and (ii) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Stockholders’ Meeting and submit for approval the Transaction Proposals. Acquiror shall adjourn the Acquiror Stockholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Acquiror Stockholder Approval if the Acquiror Stockholder Approval would not be obtained at the Acquiror Stockholders’ Meeting if a vote was held; (ii) if a quorum is absent; or (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Acquiror Stockholders prior to the Acquiror Stockholders’ Meeting; provided that the Acquiror Stockholders’ Meeting will not be adjourned to a date that is (i) more than thirty (30) days after the date for which the Acquiror Stockholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law); or (ii) later than three (3) Business Days prior to the date on which the Agreement Deadline occurs. Acquiror agrees that it shall provide the holders of shares of Acquiror Class A Common Stock the opportunity to elect redemption of such shares of Acquiror Class A Common Stock in connection with the Acquiror Stockholders’ Meeting, as required by Acquiror’s Governing Documents.

(c) Company Stockholder Approval. Upon the terms set forth in this Agreement, the Company shall: (i) use its reasonable best efforts to solicit and obtain the Company Stockholder Approval in the form of an irrevocable written consent (the “Written Consent”) of each of the Requisite Company Stockholders (pursuant to the Company Holders Support Agreement) promptly (and in any event within five (5) Business Days) following the time at which the Registration Statement shall have been declared effective under the Securities Act and delivered or otherwise made available to stockholders; and (ii) distribute the Proxy Statement/Registration Statement to the stockholders of the Company, accompanied by any such additional disclosure to the stockholders of the Company as the Company and its outside counsel determine is necessary or appropriate. In the event the Company is not able to obtain the Written Consent, the Company shall duly convene a meeting of the stockholders of the Company for the purpose of voting solely upon the adoption of this Agreement, the other agreements contemplated hereby and the transactions contemplated hereby and thereby, including the Mergers, as soon as reasonably practicable after the Registration Statement is declared effective. If such meeting of the stockholders of the Company is convened, the Company shall obtain the Company Stockholder Approval at such meeting of the stockholders of the Company and shall take all other action necessary or advisable to secure the Company Stockholder Approval as soon as reasonably practicable after the Registration Statement is declared effective. If the Company Stockholder Approval is obtained by the Written Consent, then as promptly as reasonably practicable following the receipt of the Written Consent, the Company will prepare and deliver to its stockholders who have not consented the notice required by Sections 228(e) (if applicable) and 262 of the DGCL or, to the extent applicable, Chapter 13 of the CCC; provided that, Acquiror shall be given a reasonable opportunity to review and comment on the contents of such notice before delivery to the applicable stockholders.

Section 8.3. Support of Transaction. Without limiting any covenant contained in Article VI, or Article VII, Acquiror and the Company shall each, and each shall cause its Subsidiaries to (i) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Acquiror, or the Company or their respective Affiliates are required to obtain in order to consummate the Mergers; and (ii) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable, including the compliance with the applicable requirements of the Federal Acquisition Regulations. Notwithstanding anything to the contrary contained herein, no action taken by the Company under this Section 8.3 will constitute a breach of Section 6.1 and in no event shall Acquiror, Merger Subs or the Company be obligated to pay any amount (except for any filing or registration fee with a Governmental Authority) or grant any concession in connection with obtaining any such consents or approvals.

Section 8.4. Tax Matters. All transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) incurred in connection with this Agreement that are payable by Acquiror, Merger Subs, the Company or its Subsidiaries (“Transfer Taxes”) shall constitute Company Transaction Expenses. The Company and its Subsidiaries shall, at their own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, Acquiror will cooperate and join in the execution of any such Tax Returns.

Section 8.5. Section 16 Matters. Prior to the Effective Time, each of the Company and Acquiror shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of shares of the Company Capital Stock or acquisitions of Acquiror Common Shares (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule B-3 promulgated under the Exchange Act.

Section 8.6. Cooperation; Consultation.

(a) Prior to Closing, each of the Company and Acquiror shall, and each of them shall cause its respective Subsidiaries (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by the Company or Acquiror shall be subject to the parties’ mutual agreement), including (if mutually agreed by the parties) (i) by providing such information and assistance as the other party may reasonably request; (ii) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence; and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror, or their respective auditors.

(b) From the date of the announcement of this Agreement or the transactions contemplated hereby (pursuant to any applicable public communication made in compliance with Section 11.12), until the Closing Date, Acquiror shall use its reasonable best efforts to, and shall instruct its financial advisors to, keep the Company and its financial advisors reasonably informed with respect to the PIPE Investment during such period, including by (i) providing regular updates; and (ii) consulting and cooperating with, and considering in good faith any feedback from, the Company or its financial advisors with respect to such matters; provided, that each of Acquiror and the Company acknowledges and agrees that none of their respective financial advisors shall be entitled to any fees with respect to the PIPE Investment unless disclosed in Section 4.16 of the Company Disclosure Letter or Section 5.13 of the Acquiror Disclosure Letter or as otherwise mutually agreed by the Company and Acquiror in writing.

Section 8.7. Stockholder Litigation. In the event that any litigation related to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Acquiror or the Company, threatened in writing, against Acquiror or the Board of Directors of Acquiror, on the one hand, or the Company or the Board of Directors of the Company, on the other hand, by any of Acquiror’s or the Company’s stockholders prior to the Closing, Acquiror or the Company, as applicable, shall promptly notify the other party of any such litigation and keep the other party reasonably informed with respect to the status thereof. Acquiror or the Company, as applicable, shall provide the other party the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the other party’s advice with respect to such litigation and shall not settle or agree to settle any such litigation without the prior written consent of the other party, such consent not to be unreasonably withheld, conditioned or delayed.

ARTICLE IX

CONDITIONS TO OBLIGATIONS

Section 9.1. Conditions to Obligations of Acquiror, Merger Subs, and the Company. The obligations of Acquiror, Merger Subs, and the Company to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a) The Acquiror Stockholder Approval shall have been obtained;

(b) The Company Stockholder Approval shall have been obtained;

(c) The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d) The waiting period or periods under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or been terminated;

(e) The necessary consents of the FCC and NOAA to the transactions contemplated by this Agreement shall have been obtained;

(f) There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Mergers; provided, that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby;

(g) Acquiror shall not have received valid redemption requests (that have not subsequently been withdrawn) that would require it to redeem Acquiror Class A Common Stock in an amount that would cause Acquiror not to have, at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act); and

(h) The shares of Acquiror Class A Common Stock to be issued in connection with the Mergers shall have been approved for listing on the NYSE, subject only to official notice of issuance thereof.

Section 9.2. Conditions to Obligations of Acquiror and Merger Subs. The obligations of Acquiror and Merger Subs to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror and Merger Subs:

(a) the Company Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are expressly permitted by this Agreement or the Ancillary Agreements; (ii) the representations and warranties of the Company contained in Section 4.24 shall be true and correct in all respects as of the Closing Date; and (iii) each of the representations and warranties of the Company contained in this Agreement other than the Company Fundamental

Representations and Section 4.24 (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(b) each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this Section 9.2(b), a covenant of the Company shall only be deemed to have not been performed if the Company has failed to cure within twenty (20) days after notice (or if earlier, the Agreement Deadline); and

(c) there shall not have occurred any Company Material Adverse Effect between the date of this Agreement and the date of the Closing the impact of which continues to be a Company Material Adverse Effect.

Section 9.3. Conditions to the Obligations of the Company. The obligation of the Company to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) the Acquiror Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Acquiror Material Adverse Effect or any similar qualification or exception) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are expressly permitted by this Agreement or the Ancillary Agreements; and (ii) each of the representations and warranties of Acquiror and Merger Subs contained in this Agreement other than the Acquiror Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Acquiror Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect;

(b) each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this Section 9.3(b), a covenant of Acquiror shall only be deemed to have not been performed if Acquiror has failed to cure within twenty (20) days after notice (or if earlier, the Agreement Deadline);

(c) there shall not have occurred an Acquiror Material Adverse Effect between the date of this Agreement and the date of the Closing the impact of which continues to be a Acquiror Material Adverse Effect; and

(d) the Acquiror Closing Cash Amount shall be equal to or greater than $250,000,000.

ARTICLE X

TERMINATION/EFFECTIVENESS

Section 10.1. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by written consent of the Company and Acquiror;

(b) by the Company or Acquiror by written notice to the other party if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Mergers illegal or otherwise preventing or prohibiting consummation of the Mergers; provided, that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby; provided, further, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to a party if such party’s breach of any of its obligations under this Agreement is the primary cause of the existence or occurrence of any fact or circumstance but for the existence or occurrence of which the consummation of the Mergers would not be illegal or otherwise prevented or prohibited;

(c) by the Company or Acquiror if the Acquiror Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Stockholders’ Meeting duly convened therefor or at any adjournment thereof;

(d) by the Company, following a Modification in Recommendation;

(e) by the Company or Acquiror by written notice to the other party if the Closing has not occurred before 5:00 p.m., Eastern Time, on February 21, 2022 (such time on such date, the “Agreement Deadline”); provided that the right to terminate this Agreement pursuant to this Section 10.1(e) shall not be available to a party if such party’s breach of any of its obligations under this Agreement is the primary cause of the failure of the Closing to have occurred before the Agreement Deadline;

(f) prior to the Closing, by written notice to the Company from Acquiror if there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its respective reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period; provided that Acquiror shall not be entitled to terminate this Agreement pursuant to this Section 10.1(f) if Acquiror is then in breach of this Agreement that would cause the conditions specified in Section 9.3(a) or Section 9.3(b) not to be satisfied at such time; or

(g) prior to the Closing, by written notice to Acquiror from the Company if there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Subs set forth in this Agreement, such that the conditions specified in Section 9.3(a) and Section 9.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period; provided that the Company shall not be entitled to terminate this Agreement pursuant to this Section 10.1(g) if the Company is then in breach of this Agreement that would cause the conditions specified in Section 9.2(a) or Section 9.2(b) not to be satisfied at such time.

Section 10.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the Company, Acquiror or Merger Subs, as the case may be, for any actual fraud occurring prior to such termination, except that the provisions of this Section 10.2 and ARTICLE XI and the Confidentiality Agreement shall survive any termination of this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.1. Trust Account Waiver. The Company acknowledges that Acquiror is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus dated March 4, 2021 (the “IPO Prospectus”) available at www.sec.gov, substantially all of Acquiror assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a trust account for the benefit of Acquiror, certain of its public stockholders and the underwriters of Acquiror’s initial public offering (the “Trust Account”). The Company acknowledges that it has been advised by Acquiror that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if Acquiror completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the IPO Prospectus; (ii) if Acquiror fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust

Agreement, to Acquiror in limited amounts to permit Acquiror to pay the costs and expenses of its liquidation and dissolution, and then to Acquiror’s public stockholders; and (iii) if Acquiror holds a stockholder vote to amend the Acquiror Certificate of Incorporation to modify the substance or timing of the obligation to redeem 100% of Acquiror Common Shares if Acquiror fails to complete a Business Combination within the allotted time period, then for the redemption of any Acquiror Common Shares properly tendered in connection with such vote. For and in consideration of Acquiror entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with Acquiror; provided, that (i) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Share Redemptions; and (ii) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

Section 11.2. Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors, Board of Managers, Managing Member or other officers or Persons thereunto duly authorized: (i) extend the time for the performance of the obligations or acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement; or (iii) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 11.3. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person; (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid; (iii) when delivered by FedEx or other nationally recognized overnight delivery service; or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

(a) If to Acquiror or Merger Subs prior to the Closing, or to Acquiror after the Effective Time, to:

DMY Technology Group, Inc. IV

1180 North Town Center Drive, Suite 100

Las Vegas, Nevada 89144

Attention:     Harry You

                       Niccolo de Masi

Email:           harry@dmytechnology.com

                       niccolo@dmytechnology.com

with copies to (which shall not constitute notice):

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attention:       Joel Rubinstein

                       James Hu

Email:           joel.rubinstein@whitecase.com

                       james.hu@whitecase.com

(b) If to the Company prior to the Closing, or to the Surviving Corporation after the Effective Time, to:

Planet Labs Inc.
645 Harrison Street, Floor 4
San Francisco, CA 94107
Attention: Chief Legal & Compliance Officer
Email: legal@planet.com

with copies to (which shall not constitute notice):

Latham & Watkins LLP
140 Scott Drive, Menlo Park, CA 94025
Attention: Josh Dubofsky
Saad Khanani
Email: josh.dubofsky@lw.com
saad.khanani@lw.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 11.4. Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 11.5. Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that the D&O Indemnified Parties and the past, present and future directors, managers, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.16.

Section 11.6. Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants; provided, that (i) all Acquiror Transaction Expenses shall be borne by the Acquiror, (ii) all Company Transaction Expenses shall be borne by the Company and (iii) if and only if the Closing shall occur, Acquiror shall pay or cause to be paid, the Unpaid Transaction Expenses in accordance with Section 2.4(c). For the avoidance of doubt, any payments to be made (or to cause to be made) by Acquiror pursuant to this Section 11.6 shall be paid upon consummation of the Mergers and release of proceeds from the Trust Account.

Section 11.7. Governing Law. This Agreement, and all claims or causes of Action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby (whether based on contract, tort or otherwise), shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.8. Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.9. Company and Acquiror Disclosure Letters. The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.10. Entire Agreement. (i) This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter); (ii) the Sponsor Support Agreement and Company Holders Support Agreement; and (iii) the Confidentiality Agreement, dated as of March 17, 2021, between Acquiror and the Company (the “Confidentiality Agreement”) (clause (ii) and

(iii), collectively, the “Ancillary Agreements”) constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 11.11. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 11.12. Publicity.

(a) The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed to by each of Acquiror and the Company. Thereafter, all press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing (or the earlier termination of this Agreement) be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld by any party; provided, that no party shall be required to obtain consent pursuant to this Section 11.12(a) (i) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.12(a), and (ii) in the case of the Company, to the extent any proposed release or statement is directed to (A) its equityholders, Affiliates, and its and their respective directors, officers, employees, managers, advisors, direct and indirect investors and prospective investors, (B) subject to Sections 8.1 and 8.3, third parties to the extent necessary for the purpose of issuing notice to any third party or seeking any third party consent, approval or waiver, in each case, as required in connection with the transactions contemplated herein, and (C) employees and consultants of the Company and its Subsidiaries in internal announcements of the Company.

(b) The restriction in Section 11.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to obtain approval or early termination under the HSR Act and to make any relating filing or in connection with applications filed with the FCC and NOAA pursuant to this Agreement or with any other Governmental Authority the Company deems necessary or advisable shall be deemed not to violate this Section 11.12.

Section 11.13. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 11.14. Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action; (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum; (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court; and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 11.14.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.15. Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 11.16. Non-Recourse. Except in the case of claims against a Person in respect of such Person’s actual fraud:

(a) Solely with respect to the Company, Acquiror and Merger Subs, this Agreement may only be enforced against, and any claim or cause of Action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Acquiror and Merger Subs as named parties hereto; and

(b) except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto): (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of the Company, Acquiror or Merger Subs; and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Subs under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 11.17. Non-Survival of Representations, Warranties and Covenants. Except (i) as otherwise contemplated by Section 10.2; or (ii) in the case of claims against a Person in respect of such Person’s actual fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (A) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing; and (B) this Article XI.

Section 11.18. Conflicts and Privilege.

(a) Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (i) the Sponsor, the stockholders or holders of other equity interests of Acquiror or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “dMY Group”), on the one hand; and (ii) the Surviving Corporation and/or any member of the Planet Labs Group, on the other hand, any legal counsel, including White & Case LLP (“W&C”), that represented Acquiror and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the dMY Group, in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation and/or the Sponsor. Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Acquiror, the Sponsor and/or any other member of the dMY Group, on the one hand, and W&C, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the dMY Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Acquiror or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation.

(b) Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (i) the stockholders or holders of other equity interests of the Company and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “Planet Labs Group”), on the one hand; and (ii) the Surviving Corporation and/or any member of the dMY Group, on the other hand, any legal counsel, including Latham & Watkins LLP (“Latham”) that represented the Company prior to the Closing may represent any member of the Planet Labs Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented Acquiror and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the Planet Labs Group, on the one hand, and Latham, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the Planet Labs Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by Acquiror prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

DMY TECHNOLOGY GROUP, INC. IV

By:	/s/ Niccolo de Masi
Name: Niccolo de Masi
Title: Chief Executive Officer

PHOTON MERGER SUB, INC.

By:	/s/ Niccolo de Masi
Name: Niccolo de Masi
Title: President

PHOTON MERGER SUB TWO, LLC

By:	/s/ Niccolo de Masi
Name: Niccolo de Masi
Title: President

PLANET LABS INC.

By:	/s/ Will Marshall
Name: Will Marshall
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]